Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

UEC SWEETWATER CORP.

AND

RIO TINTO AMERICA INC.,

DATED AS OF SEPTEMBER 20, 2024

i

ARTICLE I. DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	Construction	17

ARTICLE II. PURCHASE AND SALE OF SHARES; CLOSING		18
2.1	Purchase and Sale	18
2.2	Closing	18
2.3	Purchase Price for Shares	18
2.4	Closing Payment; Adjustment of the Purchase Price	19
2.5	Deliveries by Seller to Buyer	21
2.6	Deliveries by Buyer to Seller	22
2.7	Simultaneous Transactions	23
2.8	Withholding	23

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER		23
3.1	Organization	23
3.2	Capitalization and Ownership	24
3.3	Authorization; Binding Effect	25
3.4	No Conflict	25
3.5	Mineral and Real Properties	25
3.6	Project Permits	27
3.7	Material Contracts	27
3.8	Existing Surety Bonds	29
3.9	Financial Statements	29
3.10	Taxes	29
3.11	Litigation	32
3.12	Labor Matters and Employee Benefits	32
3.13	Liabilities	33
3.14	Absence of Certain Changes, Events and Conditions	33
3.15	Environmental Matters	34
3.16	Insurance	36
3.17	Intellectual Property	36
3.18	Bank Accounts	37
3.19	Data Privacy	37
3.20	Export Controls	38
3.21	Transactions with Related Parties	38
3.22	Business Integrity	38
3.23	Brokers, Finders	38
3.24	Compliance with Laws	38
3.25	No Other Representations or Warranties	39

RTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		40
4.1	Organization	40
4.2	Authorization; Binding Effect	40
4.3	No Conflict	40
4.4	Litigation	41
4.5	Financial Capability	41
4.6	Business Integrity	42
4.7	Independent Review	42
4.8	Qualified Buyer	42

4.9	Non-Foreign Person	42
4.10	Trade Control Laws	42
4.11	Brokers, Finders	42
4.12	Investment Intent	43
4.13	No Other Representations and Warranties	43

ARTICLE V. CERTAIN UNDERSTANDINGS AND COVENANTS OF THE PARTIES		44
5.1	Radioactive Materials License, Material Contracts, Substitute Surety Bonds	44
5.2	Operations During the Interim Period	45
5.3	Covenants of Buyer Prior to Closing	47
5.4	Affirmative Covenants of Buyer Following Closing	48
5.5	HSR Act; Antitrust Compliance	49
5.6	Insurance; Casualty Event	51
5.7	Change in Law	51
5.8	Cooperation in Litigation	52
5.9	Notification	52
5.10	Access to Information	52
5.11	Confidentiality	53
5.12	Public Announcements	54
5.13	Preservation of Records	54
5.14	Expenses	55
5.15	Further Assurances	55
5.16	Tax Matters	55
5.17	Intellectual Property	60
5.18	Excluded Services and Contracts	61
5.19	Settlement of Intercompany Balances	61
5.20	Books and Records	61
5.21	Land and Claim Holder Clarifications	62
5.22	CFIUS Approval	62
5.23	Business Integrity	62

ARTICLE VI. CONDITIONS TO OBLIGATIONS OF THE PARTIES		62
6.1	Conditions to Obligations of Both Parties	62
6.2	Conditions to Obligations of Seller	63
6.3	Conditions to Obligations of Buyer	63

ARTICLE VII. TERMINATION		64
7.1	Termination	64
7.2	Effect of Termination	64

ARTICLE VIII. SURVIVAL; INDEMNIFICATIONS		65
8.1	Survival of Representations and Warranties	65
8.2	Survival of Covenants	65
8.3	Indemnifications by Buyer	65
8.4	Indemnifications by Seller	66
8.5	Certain Limitations	67
8.6	Indemnification Procedures	68
8.7	[RESERVED]	69
8.8	Tax Treatment of Indemnification Payments	69

8.9	Exclusive Remedies	69

ARTICLE IX. MISCELLANEOUS		70
9.1	Notices	70
9.2	Severability	71
9.3	Binding Effect; Assignment	71
9.4	No Third-Party Beneficiaries	71
9.5	Governing Law	71
9.6	Consent to Jurisdiction	72
9.7	Counterparts	72
9.8	Amendment; Modification; Waiver	72
9.9	Remedies	72
9.10	Specific Performance	73
9.11	Cooperation with Legal Proceedings	73
9.12	Privileged Matters; Attorney Conflict Waiver	73
9.13	Disclosure Schedules	75
9.14	Entire Agreement	75

EXHIBIT A - FORM OF BUYER PARENT GUARANTY		77

EXHIBIT B – PURCHASE PRICE ALLOCATION		87

SCHEDULES

Schedule 1	Accounting Principles
Schedule 2	Reference Statement
Schedule 3	Closing Statement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 20th day of September, 2024 (the “Effective Date”), by and between Rio Tinto America Inc., a Delaware corporation (“Seller”) and UEC Sweetwater Corp., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A.    Seller desires to sell and Buyer desires to purchase one hundred percent (100%) of the issued and outstanding shares of capital stock (the “Shares”) of (i) Kennecott Uranium Company, a Delaware corporation (“KUC”), which is a joint venture participant of, and owns a fifty percent (50%) ownership interest in, the Green Mountain Mining Venture, a Wyoming joint venture (“GMMV”), and (ii) Wyoming Coal Resources Company, a Delaware corporation (“WCRC”), which is a joint venture participant of, and owns a fifty percent (50%) ownership interest in, GMMV.

B.    KUC and WCRC are the sole participants in GMMV, and collectively own one hundred percent (100%) of the GMMV Interests (as defined below).

C.    KUC, WCRC, and GMMV, collectively, own or hold the assets, rights and obligations comprising the Project (as defined below).

D.    On the terms and subject to the conditions set forth in this Agreement, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, the Shares (the “Acquisition”).

AGREEMENT

NOW THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

1.1         Certain Defined Terms. As used in this Agreement and unless otherwise defined, the following capitalized terms shall have the following meanings:

1.1.1      “338(h)(10) Elections” has the meaning set forth in Section 5.16(h).

1.1.2      “11e2 byproduct” means “byproduct material” as defined at Section 11.e.(2) of the Atomic Energy Act, set forth in 42 U.S.C. § 2014.

1.1.3      “Accounting Principles” means the accounting principles, methods and practices set forth in Schedule 1.

1.1.4      “Accounting Referee” has the meaning set forth in Section 2.4(c)(ii).

1.1.5      “Acquisition” has the meaning set forth in Recital D.

1.1.6      “Affiliate” means, (i) with respect to any Person (other than Seller), any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person, and (ii) with respect to Seller, any member of the Rio Tinto Group.

1.1.7    “Agreement” means this Stock Purchase Agreement, together with the Exhibits and Schedules, including the Disclosure Schedules, attached hereto, as the same may be amended from time to time in accordance with the provisions hereof and thereof.

1.1.8       “Allocation Methodology” has the meaning set forth in Section 5.16(i).

1.1.9       “Annual Financial Information” has the meaning set forth in Section 3.9(a).

1.1.10     “Base Purchase Price” has the meaning set forth in Section 2.3.

1.1.11    “Benefit Plan Liabilities” means any and all Liabilities of the Companies arising from or related to any Company Plans (for the avoidance of doubt, other than Employment Liabilities) and including any Controlled Group Liability.

1.1.12    “Business Day” means any day other than a Saturday, Sunday or a day on which banks are generally not open for the conduct of regular business in Cheyenne, Wyoming or Salt Lake City, Utah.

1.1.13     “Business Financial Information” has the meaning set forth in Section 3.9(a).

1.1.14    “Business Integrity Laws” means all applicable laws, rules, regulations or other legally binding measures of any jurisdiction, including the United Kingdom, the United States of America, Canada and Australia, that relate to the prevention of bribery, corruption, money laundering, dealings with the proceeds of crime, the facilitation of tax evasion or fraud, including without limitation the United Kingdom Bribery Act of 2010, the U.S. Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act of Canada, Division 70 of the Schedule to the Criminal Code Act (Cth) (Bribery of Foreign Public Officials) of Australia (as amended), national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and other similar laws and regulations.

1.1.15     “Buyer” has the meaning set forth in the preamble to this Agreement.

1.1.16    “Buyer Combined Return” means any Tax Return in respect of any affiliated, combined, consolidated, unitary or similar group, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under state, local or foreign Tax Law, in each case, of which (i) Buyer, Buyer Parent or any Affiliate of Buyer or Buyer Parent (other than any Company or GMMV), on the one hand, and (ii) any of the Companies or GMMV, on the other hand, is or was a member.

1.1.17    “Buyer Indemnified Party” means Buyer and its Affiliates (including, if the Closing occurs, the Companies and GMMV), and each of their respective officers, directors, employees, consultants, financial advisors, counsel, accountants, and other agents, and their respective successors and assigns, but excluding the officers, directors, employees, consultants, financial advisors, counsel, accountants, and other agents, and their respective successors and assigns of the Companies and GMMV, for the time period prior to the Closing Date.

1.1.18     “Buyer Parent” means Uranium Energy Corp., a Nevada corporation and the ultimate parent of Buyer.

1.1.19    “Buyer Parent Guaranty” means a guaranty dated as of the Effective Date, by Buyer Parent in favor of Seller, in substantially the form attached to this Agreement as Exhibit A.

1.1.20   “Claim” means any threatened (in writing) or actual action, arbitration, cause of action, audit, litigation, claim, inquiry, counterclaim, demand, dispute, grievance, injunction, investigation, obligation, stay, suit or other proceeding, or any decree, judgment, order, stay, writ or other judicial, administrative, arbitral or other legal or quasi-legal determination.

1.1.21    “Claim Notice” means, as to any Claim for indemnity pursuant to the terms of this Agreement, a written Notice of such Claim from the Indemnified Party to the Indemnifying Party specifying in reasonable detail the specific nature of and specific basis for the Claim and the estimated amount of Loss for which the Indemnified Party seeks indemnification in connection with the Claim.

1.1.22     “Closing” means the consummation of the Acquisition.

1.1.23     “Closing Date” has the meaning set forth in Section 2.2.

1.1.24     “Closing Statement” has the meaning set forth in Section 2.4(b).

1.1.25     “Closure Liabilities” shall have the meaning set forth in the Disclosure Schedules.

1.1.26     “Code” means the United States Internal Revenue Code of 1986, as amended.

1.1.27     “Company” or “Companies” means any or both of KUC and WCRC.

1.1.28     “Company Plan” has the meaning set forth in Section 3.12(a).

1.1.29     “Confidential Rio Tinto IP” has the meaning set forth in Section 5.17(c).

1.1.30    “Confidentiality Agreement” means that certain Nondisclosure Agreement by and between Seller and Buyer (or any Affiliate), dated as of February 28, 2024.

1.1.31    “Contract” means any agreement, contract, indenture, note, mortgage, bond, understanding, lease, license arrangement, commitment or other similar right or obligation, whether written or oral.

1.1.32   “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, Contract, voting trust or otherwise.

1.1.33  “Controlled Group Liability” means, with respect to the Companies, GMMV or any entity, trade or business (whether or not incorporated) that is, or has in the past six (6) years been, considered a single employer with the Companies or GMMV under Section 4001(b) of ERISA or as part of the same “controlled group” as the Companies or GMMV for purposes of Section 414 of the Code, any and all Liabilities (a) under Title IV of ERISA, (b) relating to any “multiemployer plan” as defined in Section 3(37) of ERISA, (c) relating to any “multiple employer plan,” as defined in Section 413(c) of the Code, or (d) relating to any plan providing post-employment health or welfare benefits.

1.1.34     “Copyrights” has the meaning set forth in Section 1.1.70.

1.1.35     “Corrective Action Program” has the meaning set forth in Section 11.3 of the Radioactive Materials License.

1.1.36     “Data Room” mean the virtual data room managed by or on behalf of Seller as supplemented from time to time prior to the Closing.

1.1.37     “Data Room Date” means the Effective Date.

1.1.38     “Deductible” has the meaning set forth in Section 8.5(a).

1.1.39     “Deficit” has the meaning set forth in Section 2.4(d)(ii).

1.1.40    “Designated Representative” means a representative of Buyer listed in Section 1.1.40 of the Disclosure Schedules or a substitute therefor designated by Buyer and acceptable to Seller.

1.1.41     “Direct Claim” has the meaning set forth in Section 8.6(b).

1.1.42   “Disclosure Schedules” means the disclosure schedules to be delivered by Seller to Buyer contemporaneously with execution and delivery of this Agreement by Seller.

1.1.43     “Dispute Notice” has the meaning set forth in Section 2.4(c)(i).

1.1.44     “Dollars” or “US$” or “$” means the official currency of the United States.

1.1.45     “Effective Date” has the meaning set forth in the preamble to this Agreement.

1.1.46     “Effective Time” means the time that is immediately prior to the Closing.

1.1.47    “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA); “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); and any other plan, policy, practice, agreement or arrangement of any kind, whether qualified or non-qualified, whether or not subject to ERISA, whether or not reduced to writing, and whether funded or unfunded, relating to equity, equity-based, stock options, incentive compensation, bonus, profit sharing, change in control, retention, retirement, pension, deferred compensation, severance benefits, leave of absence, vacation, holiday, paid time off, welfare, occupational, death, life, health, accident, disability, long term care, sick pay, worker’s compensation or other insurance severance, separation, fringe or any other benefits, including any post-employment benefits.

1.1.48    “Employment Liabilities” has the meaning set forth in Section 3.12(d).

1.1.49   “Encumbrance” means any mortgage, deed of trust, lien, pledge, option, security interest, charge, claim, encumbrance, royalty, overriding royalty, net profits interest, right of first refusal, right of first offer, other preferential right, or other similar interest of any kind or nature whatsoever (including, in the case of real property, rights of way, use restrictions, and other reservations or limitations). Notwithstanding the foregoing, such term does not include restrictions, requirements, or limitations arising from Laws of general applicability.

1.1.50    “Environmental Law” means all applicable Laws, now existing or hereafter promulgated, pertaining or relating to the regulation of: (a) uranium mining and processing and radioactive materials; (b) pollution or pollution control; (c) the protection of the environment (including natural resources and threatened or endangered species), health and safety, including from exposure to Hazardous Materials; (d) employee safety in the workplace as it relates to exposure to Hazardous Materials; or (e) the management, presence, use, generation, processing, extraction, refinement, handling, treatment, removal, storage, collection, distribution, production, manufacture, transportation, disposal, recycling, reclamation, labeling, Remediation, or Release or threat of Release of Hazardous Materials. Environmental Laws include the Laws listed below, as amended: the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act also known as the Clean Water Act of 1972) (33 U.S.C. §§ 1251 et seq.); the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.); the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001, et seq.); the Pollution Prevention Act of 1990 (42 U.S.C. §§ 13101 et seq.); the Atomic Energy Act of 1954, as amended (42 U.S.C. §§ 2011 et seq.); the Endangered Species Act (16 U.S.C. §§ 1531 et seq.); the Energy Reorganization Act of 1974 (42 U.S.C. §§ 5801 et seq.); the Federal Mine Safety and Health Act of 1977 (30 U.S.C. §§ 801 et seq.); the Migratory Bird Treaty Act of 1918 (16 U.S.C. §§ 703 et seq.); the Occupational Health and Safety Act of 1970 (29 USC §§ 651 et seq.) as it relates to worker exposure to Hazardous Materials; the Federal Land Policy and Management Act (43 U.S.C. §§ 1701 et seq.); the Uranium Mill Tailings Radiation Control Act (42 U.S.C. §§ 7901 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Oil Pollution Act, 33 U.S.C. §§ 2701 et seq.; the Bald and Golden Eagle Protection Act (16 U.S.C. §§ 668 et seq.); the Radioactive Materials License; the Environmental Permits; the obligations under any lease, approved plan of operations or other contractual commitments in respect of the Project that relate to Hazardous Materials; all closure plans approved by any Governmental Entity; and other federal, national, regional, state and local laws and regulations pertaining to the protection of the environment, natural resources, and health and safety.

1.1.51    “Environmental Permits” means any Permit issued by any Governmental Entity pursuant to any Environmental Laws for the conduct and operation of the business of the Companies and GMMV as currently conducted.

1.1.52   “Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

1.1.53   “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.1.54     “Estimated Closing Statement” has the meaning set forth in Section 2.3.

1.1.55     “Estimated Purchase Price” has the meaning set forth in Section 2.3.

1.1.56     “Existing Surety Bonds” means the bonds identified in Section 1.1.56 of the Disclosure Schedules.

1.1.57    “Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), Section 3.2, Section 3.3, Section 3.23, Section 4.1(a), Section 4.2, and Section 4.11.

1.1.58     “GMMV” has the meaning set forth in Recital A.

1.1.59     “GMMV Interests” means the participating joint venture interests of each of KUC and WCRC in GMMV.

1.1.60     “GMMV Joint Venture Agreement” means the mining venture agreement of GMMV dated June 1, 1990, as amended.

1.1.61     “Governmental Approval” has the meaning set forth in Section 3.4(b).

1.1.62    “Governmental Entity” means any (i) national, federal, tribal, state, local, municipal, foreign, or other government, governmental, or quasi-governmental authority of any nature and any political subdivision thereof (including any governmental agency, branch, department, official, or entity and any court or other tribunal), and (ii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

1.1.63    “Hazardous Material” means any materials, substances or wastes, regardless of physical form, that (i) are defined, listed or regulated, or form the basis of Liability, under Environmental Laws; (ii) are included in the definition of a “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “solid waste,” “chemical substance,” “pollutant,” “contaminant” or words of similar import under Environmental Law; or (iii) that contain gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos, urea formaldehyde foam insulation, lead, radioactive materials, per- and polyfluoroalkyl substances, toxic mold, or nuclear materials.

1.1.64     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

1.1.65     “IFRS” means the IFRS® Accounting Standards promulgated by the International Accounting Standards Board.

1.1.66   “Improvements and Tangible Personal Property” means, collectively, all buildings, plants, structures, improvements, furniture, fixtures, machinery, equipment, vehicles, inventory and the other tangible personal property located on the Mineral and Real Properties, including the Sweetwater Uranium Mill.

1.1.67   “Indebtedness” of any Person means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or financial debt security; (iii) obligations to repay deposits or other amounts advanced by and owing to third Persons; (iv) obligations under any interest rate, currency or other hedging agreement; and (v) obligations under capitalized leases (capital portion); in each case of (i) to (v), excluding (A) any amounts forming part of Working Capital Assets or Working Capital Liabilities, (B) asset retirement obligations, closure provisions and other similar Liabilities, (C) Pre-Closing Liabilities, (D) all Taxes, and (E) Existing Surety Bonds.

1.1.68     “Indemnified Party” has the meaning set forth in Section 8.5.

1.1.69     “Indemnifying Party” has the meaning set forth in Section 8.5.

1.1.70    “Intellectual Property” means intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) Internet domain names; (iv) copyrights and mask works, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (v) trade secrets (“Trade Secrets”) and other proprietary confidential information; and (vi) other intellectual property rights in Technology.

1.1.71     “Intercompany Balances” has the meaning set forth in Section 5.19.

1.1.72    “Interim Period” means the period commencing on the Effective Date and ending on the earlier of: (i) the Closing Date; or (ii) the date of termination, as herein provided, of this Agreement without consummation of the Acquisition.

1.1.73    “Knowledge of Buyer” means the actual knowledge of each of those individuals named in Section 1.1.73 of the Disclosure Schedules as of the relevant date that such Person would reasonably be expected to obtain after making a reasonable inquiry with respect to the particular matter in question.

1.1.74    “Knowledge of Seller” means the actual knowledge of each of those individuals named in Section 1.1.74 of the Disclosure Schedules as of the relevant date that such Person would reasonably be expected to obtain after making a reasonable inquiry with respect to the particular matter in question.

1.1.75     “KUC” has the meaning set forth in Recital A.

1.1.76     “KUC Share” has the meaning set forth in Section 3.2(a).

1.1.77     “Latest Financial Information” has the meaning set forth in Section 3.9(a).

1.1.78   “Law” means any applicable laws, statutes, rules, codes, regulations, Permits, decrees, ordinances, policies, interpretations, judicial decisions, or Orders of, or issued by, any Governmental Entity, and applicable principles of common law.

1.1.79   “Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Entity or arbiter.

1.1.80    “Liabilities” means any and all obligations, guaranties, debts, commitments, undertakings or liabilities, of any nature whatsoever, whether known or unknown, express or implied, unaccrued or accrued, liquidated, absolute, fixed, contingent, determined, determinable or otherwise, whether arising out of a Claim or otherwise, and whether due or to become due.

1.1.81    “Loss” means any loss, whether in the nature of a cost, damage, expense, fine, payment, Liability, or obligation or otherwise, including (i) any amount paid in settlement of any Claim; (ii) reasonable fees and expenses of attorneys, other professionals, and experts (including in respect of any investigation, prosecution or defense of a Claim); and (iii) costs for any necessary studies, testing or Remediation costs.

1.1.82     “Marks” has the meaning set forth in Section 1.1.70.

1.1.83    “Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, properties, condition (financial or otherwise), or results of operations of the Companies, GMMV or the Project, taken as a whole, or on the ability of Seller to perform its obligations under this Agreement or any Related Agreement or to consummate the Acquisition; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) general economic or political conditions, including effects upon prices determined by the energy and commodities markets, affecting the United States or elsewhere in the world; (ii) conditions generally affecting the industries in which the Companies and GMMV operate including the mining industry, the uranium industry or the nuclear power industry generally whether in the United States or elsewhere in the world; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or Mining Laws or accounting rules (including IFRS) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with the Companies and GMMV; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; (xi) any adverse effect on the business of the Companies and GMMV, in the aggregate and taken as a whole, to the extent cured (including by the payment of money) before the Closing Date; (xii) the Closure Liabilities; or (xiii) any failure by the Companies and GMMV to meet any internal or published projections, cost modeling or estimates, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, in the cases of clauses (i), (ii), (iii), (iv), (vii), (ix), (x) and (xi), such event, occurrence, fact, condition or change may be taken into account to the extent such event, occurrence, fact, condition or change disproportionately impacts the Companies and GMMV relative to other companies operating in the uranium mining industry in the United States, in which case only the disproportionate impact or impacts may be taken into account in determining Material Adverse Effect.

1.1.84    “Material Contract” has the meaning set forth in Section 3.7(a).

1.1.85    “Material Modification” means any action that would result in any modification of the Radioactive Materials License or Project Permits or require additional Project Permits that would, (i) require the filing of an environmental impact statement; (ii) involve a material change in the method, rate or type of extraction of uranium from the mining claims and other real property beyond that contemplated in the current Project Permits; or (iii) involve a material change in the maximum amount of daily processing of ore or type and sourcing of materials to be processed in the Sweetwater Uranium Mill.

1.1.86    “Mineral and Real Properties” has the meaning set forth in Section 3.5(a).

1.1.87    “Mining Claims” has the meaning set forth in Section 3.5(d).

1.1.88    “Mining Laws” mean Laws governing the acquisition of mining claims, properties or leases, and the rights therein, including the General Mining Law of 1872 (30 U.S.C. §§ 21 et. seq.); the Federal Land Policy and Management Act (42 U.S.C. §§ 1701 et seq.); and the Surface Resources Act of 1955 (30 U.S.C. §§ 611-615); the Atomic Energy Act (42 U.S.C. §§ 2011 et seq.); and the applicable mining laws of any applicable state including the State of Wyoming.

1.1.89    “Notice” has the meaning set forth in Section 9.1.

1.1.90    “Order” means any order, injunction, judgment, decree, decision determination, ruling, writ, assessment or arbitration or other award of a Governmental Entity.

1.1.91    “Ordinary Course of Business” means actions taken in connection with the normal operations of a Person generally consistent with its past practices and in accordance with the requirements of Law, or as otherwise provided in this Agreement.

1.1.92    “Organizational Documents” means: (i) as to a corporation, the articles or certificate of incorporation and the bylaws of the corporation; (ii) as to a general partnership, the partnership agreement and any statement of partnership of the general partnership; (iii) as to a limited partnership, the limited partnership agreement and the certificate of limited partnership of the limited partnership; (iv) as to a limited liability company, the articles or certificate of organization or formation and the operating agreement or limited liability company agreement of the limited liability company; (v) as to any other Person, including any unincorporated joint venture, any charter, agreement or similar document adopted, executed or filed in connection with the creation, formation, organization or management of the Person; and (vi) any amendment or supplement to any of the foregoing.

1.1.93    “Outside Counsel Only Material” has the meaning set forth in Section 5.5(c).

1.1.94    “Outside Date” has the meaning set forth in Section 7.1(b).

1.1.95    “Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Companies or GMMV.

1.1.96    “Parties” and “Party” have the respective meanings set forth in the preamble to this Agreement.

1.1.97    “Patents” has the meaning set forth in Section 1.1.70.

1.1.98    “Permits” means any approvals, authorizations, consents, decrees, variances, registrations, exemptions, licenses, permits, certificates, filing, or other waiver or clearance of, required notice to, or registration or filing with, any Governmental Entity, issued or granted to, and currently held by, the Companies or GMMV, including the Radioactive Materials License and Environmental Permits.

1.1.99    “Permitted Encumbrance” means any of the following Encumbrances: (i) Encumbrances for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (ii) Encumbrances arising from statutory liens of landlords and of carriers, warehousemen, mechanics, materialmen, repairmen and similar Persons for which payment is not yet due or the validity of which are being contested in good faith by appropriate proceedings; (iii) Encumbrances that are in publicly available records of any Governmental Entity; (iv) Encumbrances that arise from exceptions, restrictions, obligations, easements, charges, rights-of-way that are set forth in the Radioactive Materials License (including the requirement of a pre-operational inspection confirming in part that the operating procedures and approved radiation safety and environmental monitoring programs are in place and that pre-operational testing is complete, and resolution of any safety issues that may be identified by the relevant Governmental Entity as a condition for production of uranium concentrates) or in any Project Permit or the Atomic Energy Act; (v) Encumbrances with respect to the Companies’ or GMMV’s operations created by or resulting from the acts or omissions of Buyer, its Affiliates, or its or their respective directors, officers, employees, agents or representatives; (vi) Encumbrances arising from pledges or deposits made in the Ordinary Course of Business to secure performance of bids, tenders, Contracts (other than for repayment of borrowed money), leases, or surety, appeal, indemnity performance, reclamation or other similar bonds required in the Ordinary Course of Business including the Existing Surety Bonds; (vii) Encumbrances arising from any Mining Laws and any changes thereto, including, and in the case of unpatented mining claims the paramount title of the United States, any surface ownership not held by any of the Companies or GMMV and the requirements of a valid discovery, the doctrine of pedis possessio, rights of access of the public at large; and to any variation in boundaries that a mineral survey may disclose and the other requirements of the Mining Laws; (viii) Encumbrances arising under any lease, license or similar instrument by which possession or title to the Project or any part thereof is held; (ix) Encumbrances expressly arising pursuant to this Agreement; (x) any Encumbrance set forth on Section 1.1.99 of the Disclosure Schedules; (xi) rights of way, easements, royalty arrangements and other use arrangements whether or not in the public record and that an inspection of the due diligence provided by Seller or a physical inspection of the Mineral and Real Properties would reveal; (xii) any changes in boundaries or description that would arise from an official survey; and (xiii) any other Encumbrance that does not have a Material Adverse Effect on the operation of the Project, or the business and operations of the Companies and GMMV. For the sake of clarity, matters that arise from laws of general applicability, such as Environmental Laws, and other than the Mining Law which are deemed to be Permitted Encumbrances, are deemed not to constitute an Encumbrance.

1.1.100         “Person” means any natural person, general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or Governmental Entity.

1.1.101          “Personal Information” means any information that constitutes “personal information,” “personal data,” or a similar term under Privacy Laws and that will transfer to Buyer under this Agreement.

1.1.102          “Pre-Closing Liabilities” has the meaning set forth on Section 1.1.102 of the Disclosure Schedules.

1.1.103          “Pre-Closing Return” means (i) any Seller Combined Return and (ii) any Separate Pre-Closing Return.

1.1.104         “Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

1.1.105         “Pre-Closing Taxes” means (i) any Taxes of any Company or GMMV in respect of any Pre-Closing Tax Period (including any “imputed underpayment” (within the meaning of Section 6225 of the Code) of GMMV based on the applicable “reviewed year” (within the meaning of Section 6225 of the Code)) as determined in accordance with the provisions of Section 5.16(b) in the case of any Straddle Period; (ii) any Taxes imposed on any Company or GMMV pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local, or foreign Tax Law)as a result of such Company or GMMV having been a member of any consolidated group for federal income Tax purposes prior to the Closing; (iii) any and all Taxes of any other Person (other than another Company or GMMV) imposed on or payable by any Company or GMMV as a transferee or successor, by contract or pursuant to any Law (in each case other than any Taxes imposed or payable as a result of (A) any agreement or arrangement solely between or among the Companies or GMMV and (B) any customary Tax sharing or indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), in each case where such Taxes are imposed or payable as a result of an event or transaction occurring prior to the Closing; and (iv) any Taxes resulting from items disclosed with respect to Section 3.10(h); provided that Pre-Closing Taxes shall not include any Taxes included in the calculation of the Purchase Price.

1.1.106         “Privacy Laws” means any Laws applicable to the Companies and GMMV that govern the collection, use, or disclosure of Personal Information.

1.1.107          “Privileged Materials” has the meaning set forth in Section 9.12(a).

1.1.108         “Project” means the Improvements and Tangible Personal Property, including the Sweetwater Uranium Mill and related facilities and impoundments, located in Sweetwater County, Wyoming; the Jackpot and Big Eagle properties located in Wyoming; the Mineral and Real Properties; and the other rights and interests in uranium mineralization located in Fremont and Sweetwater Counties, Wyoming owned or held by any of the Companies or GMMV on the Effective Date.

1.1.109          “Project Data” means any and all geological, geophysical, and geostatistical information or data owned by Seller or its Affiliates that is: (A) required to be retained by the Companies or GMMV for compliance with Environmental Laws, (B) related primarily to the Project, or (C) is owned, or being used, by the Companies or GMMV in connection with the Project as of the Effective Date; provided that in each of (A) through (C), such information or data shall exclude financial information or data.

1.1.110          “Project Footprint” means the area described and depicted in Section 1.1.110 of the Disclosure Schedules, including any Improvements and Tangible Personal Property located thereon.

1.1.111          “Project Permit” means any Permit related to, or necessary for the operation of, the Project as is currently conducted.

1.1.112          “Purchase Price” has the meaning set forth in Section 2.3.

1.1.113          “Purchase Price Allocation” has the meaning set forth in Section 5.16(i).

1.1.114          “Radioactive Materials License” means the Radioactive Materials License WYSUA-1350, as amended, issued by the Wyoming Nuclear Regulator, to KUC in connection with the Project.

1.1.115          “Radioactive Materials License Surety Bond” means the surety bond provided to meet the financial assurance requirements of the Wyoming Nuclear Regulator for the Radioactive Materials License.

1.1.116         “Reference Statement” means the illustrative statement attached hereto as Schedule 2 setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of the Working Capital Assets, the Working Capital Liabilities and the Purchase Price, in each case, prepared and calculated in accordance with this Agreement.

1.1.117          “Related Agreements” means the Buyer Parent Guaranty and each other agreement, instrument and document required to be delivered at the Closing.

1.1.118        “Release” means any release, threatened release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, pouring, disposing or migrating, whether intentional or unintentional, into, onto or through the indoor or outdoor environment (including ambient air, indoor air, soil, soil vapor, surface water, ground water, wetlands, natural resources, land surface or subsurface strata).

1.1.119        “Remediation” means any investigation, assessment, clean-up, removal action, remedial action, restoration, repair, abatement, response action, corrective action, containment, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

1.1.120         “Replacement Radioactive Materials License Surety Bond” means the Buyer’s replacement for the existing Radioactive Materials License Surety Bond.

1.1.121         “Representative” means with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor, Affiliate, or other representative of such Person, including legal counsel, accountants, third party due diligence consultants and analysts, and financial advisors.

1.1.122         “Required Approvals” means the consents and approvals set forth on Section 1.1.122 of the Disclosure Schedules.

1.1.123         “Rio Tinto Excluded IP” has the meaning set forth in Section 5.17(c).

1.1.124          “Rio Tinto Group” means the dual listed company structure incorporating Rio Tinto plc and Rio Tinto Limited, and including:

(i)       any Affiliate of Rio Tinto plc or Rio Tinto Limited;

(ii)      any joint venture in which Rio Tinto plc or Rio Tinto Limited or any Affiliate of Rio Tinto plc or Rio Tinto Limited has a participating interest of not less than fifty percent (50%); and

(iii)     any joint venture managed by Rio Tinto plc or Rio Tinto Limited or any Affiliate of Rio Tinto plc or Rio Tinto Limited.

1.1.125          “Rio Tinto Group Financial Statements” has the meaning set forth in Section 3.9(b).

1.1.126          “Rio Tinto IP” has the meaning set forth in Section 5.17(b).

1.1.127         “Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region, the so-called Donetsk People’s Republic region and the so-called Luhansk People’s Republic regions of Ukraine, as well as the non-government-controlled areas of the Kherson and Zaporizhzhia oblasts of Ukraine).

1.1.128         “Sanctioned Person” means at any time (i) any Person listed on any Sanctions-related list of Persons maintained by the United Nations Security Council, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, the European Union or individual member states thereof, His Majesty’s Treasury of the United Kingdom or any other relevant authority, (ii) any Person operating, organized, incorporated, located or resident in a Sanctioned Country, (iii) the Government of Venezuela or any Governmental Entity of a Sanctioned Country or (iv) any Person directly or indirectly, individually or in the aggregate, controlled by, or fifty percent (50%) or more owned by, any such Person or Persons described in the foregoing clause (i), (ii) or (iii).

1.1.129          “Sanctions” means all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce’s Bureau of Industry and Security, the United Nations Security Council, the European Union or individual member states thereof or the United Kingdom.

1.1.130          “Seller” has the meaning set forth in the preamble to this Agreement.

1.1.131         “Seller Combined Return” means any Tax Return in respect of any affiliated, combined, consolidated, unitary or similar group, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under state, local or foreign Tax Law, in each case, of which (i) Seller or any Affiliate of Seller (other than any Company or GMMV), on the one hand, and (ii) any of the Companies or GMMV, on the other hand, is or was a member on or prior to the Closing Date.

1.1.132       “Seller Indemnified Parties” means any of Seller, KUC, WCRC and GMMV, and their respective Affiliates (excluding, if Closing occurs, thereafter the Companies and GMMV), and each of their respective officers, directors, managers, employees, consultants, financial advisors, counsel, accountants, representatives and other agents, and their respective successors, and assigns, but excluding, if Closing occurs, the officers, directors, managers, employees, consultants, financial advisors, counsel, accountants, representatives and other agents, successors and assigns of any of the Companies and GMMV for the time period on and after the Closing Date.

1.1.133         “Seller Mark” means any corporate name, trade name, trademark, service mark, domain name, logo or other designation that contains the terms “Rio Tinto,” “Rio,” “RT,” “Kennecott,” “KEC,” “KEX,” “KUC” or any other corporate name, trade name, trademark, service mark, domain name, logo or other designation that is confusingly similar to “Rio Tinto,” “Rio,” “RT,” “RTX,” “Rio Tinto Energy,” “KUC,” in each case wherever used, whether or not filed for registration, registered or unregistered, and whether stylized or not.

1.1.134         “Seller’s Counsel” has the meaning set forth in Section 9.12(c).

1.1.135         “Sensitive Information” has the meaning set forth in Section 5.10.

1.1.136         “Separate Pre-Closing Return” means any Tax Return of any Company or GMMV for any Tax period ending on or before the Closing Date (excluding any Seller Combined Return).

1.1.137         “Shares” has the meaning set forth in Recital A.

1.1.138         “Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

1.1.139         “Straddle Period Return” means any Tax Return of any Company or GMMV for any Straddle Period (excluding any Seller Combined Return or Buyer Combined Return).

1.1.140         “Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by another Person.

1.1.141         “Substitute Surety Bonds” has the meaning set forth in Section 5.1(f).

1.1.142         “Surplus” has the meaning set forth in Section 2.4(d)(i).

1.1.143          “Surviving Covenants” has the meaning set forth in Section 8.2.

1.1.144          “Sweetwater Uranium Mill” or the “Mill” means the facilities, equipment, improvements and fixtures for the processing of uranium located in Sweetwater County, Wyoming owned by the Companies and GMMV.

1.1.145         “Tax Claim” has the meaning set forth in Section 5.16(d).

1.1.146          “Tax Return” means any report, return, claim for refund, declaration or other information return (including any schedule or attachment thereto or amendment thereof) required to be filed or submitted to any Governmental Entity with respect to Taxes.

1.1.147       “Taxes” means all federal, state, local or foreign income, profits, franchise, gross receipts, capital stock, severance, stamp, payroll, sales, use, employment, unemployment, disability, property, withholding, excise, production, occupancy, unclaimed property, escheat or other tax of any kind whatsoever, together with any interest or penalty related thereto, imposed by any Governmental Entity.

1.1.148       “Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, graphics, illustrations, documentation, and manuals), computer systems, integrated circuits and integrated circuit masks, equipment, and all other forms of technology and related materials, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise.

1.1.149         “Third-Party Claim” means a Claim asserted against an Indemnified Party by a Person who is not a Party or an Affiliate of a Party.

1.1.150         “Trade Control Laws” means all statutory and regulatory requirements of the United States and other applicable jurisdictions related to export controls, economic sanctions, trade embargoes, boycotts, imports of goods and payment of customs duties and fees, including the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 CFR 120-130), the Export Administration Regulations (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-599), and the laws and regulations administered by the U.S. Customs and Border Protection (19 CFR Parts 1-199).

1.1.151         “Trade Secrets” has the meaning set forth in Section 1.1.70.

1.1.152        “Transaction Expenses” means, as of the Closing and without duplication, whether or not accrued, (i) all of the unpaid fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers or other professional fees incurred by the Companies and GMMV in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement, (ii) the amount of sale bonuses, change in control bonuses, retention bonuses or similar bonuses or payments, whether accrued or not, that are incurred or otherwise become payable by any Company or GMMV upon or as a result of the consummation of the transactions contemplated by this Agreement, and (iii) the employer portion of any payroll or employment Taxes payable by any Company or GMMV and relating to any payments included in clause (ii) above, determined as of the Effective Time and not paid for in full as of the Closing, provided, however, that any amounts included as Working Capital Liabilities or Indebtedness in the Closing Statement shall not be considered Transaction Expenses for any reason.

1.1.153        “Transfer” means, directly or indirectly, any sale, assignment, grant, transfer, conveyance (including by way of quitclaim), encumbrance, pledge or other disposition, including any deemed transfer pursuant to a change of control. For purposes of this definition, “change of control” means, with respect to a Person, (i) a Transfer, directly or indirectly, in one or a series of transactions (including by merger), of all or substantially all of the assets of such Person (including by way of liquidation or dissolution of such Person); or (ii) the Transfer, directly or indirectly, in one or a series of transactions, of at least a majority of the shares, voting interests or other indicia of ownership of such Person, whether by sale, merger, consolidation, amalgamation, recapitalization, restructure, exchange or other arrangement.

1.1.154         “Transfer Taxes” has the meaning set forth in Section 5.16(g).

1.1.155         “Treasury Regulations” means the regulations of the U.S. Department of the Treasury promulgated under the Code.

1.1.156         “United States” means the United States of America and its territories and possessions, including the District of Columbia.

1.1.157         “Water Rights” has the meaning set forth in Section 3.5(f).

1.1.158         “WCRC” has the meaning set forth in Recital A.

1.1.159         “WCRC Share” has the meaning set forth in Section 3.2(a).

1.1.160         “Willful Breach” of a Party means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of any covenant or agreement set forth in this Agreement, regardless of whether breaching such covenant or other agreement was the conscious object of the act or failure to act.

1.1.161         “Working Capital Assets” means the current assets of the Companies and GMMV in the aggregate, but excluding current and deferred income Tax assets, and any other current assets of a kind categorized as “excluded from adjustment” on the Reference Statement.

1.1.162        “Working Capital Liabilities” means the current liabilities of the Companies and GMMV in the aggregate, but excluding current and deferred income Tax liabilities, asset retirement, closure, environmental and other similar liabilities, Indebtedness, Pre-Closing Liabilities, and any other current liabilities of a kind categorized as “excluded from adjustment” on the Reference Statement.

1.1.163          “Wyoming Nuclear Regulator” means the Wyoming Department of Environmental Quality Land Quality Division.

1.2         Construction.

(a)      In this Agreement and the Related Agreements:

(i)      Unless the context otherwise clearly requires, (A) references to plural include the singular, and references to the singular include the plural; (B) references to one gender include the other gender; (C) the words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation;” (D) the terms “hereof,” “herein,” “hereunder,” “hereto,” and similar terms refer to this entire Agreement and not to any particular provision of this Agreement and the words “the date hereof” when used in this Agreement refer to the Effective Date; (E) “or” is used in the inclusive sense of “and/or;” (F) if a word or phrase is defined, then its other grammatical or derivative forms have a corresponding meaning; (G) a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, restated or replaced, except to the extent prohibited by this Agreement or such other agreement or document; (H) a reference to a statute, code, act, legislation or to a provision thereof includes a modification, amendment, or substitution thereof, the rules and regulations promulgated thereunder, and the formal interpretations issued in accordance therewith and the common law decisions of precedent applicable thereto; (I) unless otherwise specified, the terms “day” and “days” mean and refer to calendar day(s); (J) the terms “year” and “years” mean and refer to calendar year(s); and (K) the phrases “delivered” or “made available” shall mean (x) that information is in publicly available records of the Governmental Entities set forth on Section 1.2(a) of the Disclosure Schedule or (y) that has been physically or electronically delivered to the relevant Party or its Representatives, including, in the case of “made available” to Buyer, material that has been posted in the Data Room on or prior to the Data Room Date;

(ii)    Unless otherwise specified, any reference to any document, instrument or agreement (A) includes and incorporates all exhibits, schedules and other attachments thereto; (B) includes and incorporates all documents, instruments or agreements issued or executed in connection therewith or in replacement thereof; and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time;

(iii)    Unless otherwise specified, all references to articles, sections, schedules and exhibits are to the Articles, Sections, Schedules and Exhibits of this Agreement;

(iv)    The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and

(v)    Time is of the essence for each and every provision of this Agreement and the Related Agreements. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement and the Related Agreements, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(b)      This Agreement and each Related Agreement shall be construed according to its fair meaning, as a whole, as if the Parties had prepared it jointly, and not as if prepared by one of the Parties, and as if each Party was represented by competent counsel.

ARTICLE II.
PURCHASE AND SALE OF SHARES; CLOSING

2.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign and convey the Shares to Buyer, and Buyer shall purchase and accept the Shares from Seller, free and clear of all Encumbrances, other than restrictions on transfer arising under applicable state or federal securities Laws.

2.2    Closing. The Closing shall occur as promptly as possible and in any event (a) not later than five (5) Business Days following the date upon which each of the Parties have given Notice that conditions precedent set forth in Sections 6.1, 6.2 and 6.3 have been satisfied or irrevocably waived (to the extent permitted by Law) by the applicable Parties (other than those conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver by the applicable Parties), or (b) on such other date as Buyer and Seller may agree (the date of the Closing is hereinafter referred to as the “Closing Date”). The Closing shall take place electronically by exchange of PDFs, and shall be effective as of 11:59:59 pm, Salt Lake City time, on the Closing Date.

2.3    Purchase Price for Shares. The aggregate consideration for the Shares shall be equal to (a) One Hundred Seventy-Five Million Dollars (US$175,000,000) (the “Base Purchase Price”), plus (b) the aggregate amount of any cash and cash equivalents of the Companies and GMMV, less (c) the aggregate amount of Indebtedness of the Companies and GMMV, plus (d) the Working Capital Assets, less (e) the Working Capital Liabilities, less (f) the Transaction Expenses, in each case, as of the Effective Time as calculated in accordance with the Accounting Principles (which total amount is the “Purchase Price”). Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth its good faith estimate of the Purchase Price (the “Estimated Purchase Price”). Buyer and its Representatives shall have the right to review and comment on the Estimated Closing Statement and the calculations therein, and Seller shall consider any comments proposed by or on behalf of Buyer in good faith no less than one (1) Business Day prior to the Closing; provided, that, for the avoidance of doubt, (x) in no event shall Seller be obligated to accept any such comments of Buyer and rejection of any such comments shall not prejudice Seller with respect to any post-Closing adjustments pursuant to Section 2.4 or the resolution thereof, and (y) no failure by Buyer to object to, or comment on, any item set forth in such shall prejudice Buyer with respect to any post-Closing adjustments pursuant to Section 2.4 or the resolution thereof.

2.4    Closing Payment; Adjustment of the Purchase Price.

(a)      At the Closing, Buyer shall:

(i)     Pay or cause to be paid to Seller the amount of the Estimated Purchase Price, by wire transfer of immediately available federal funds to a bank account (or accounts) as shall be designated by Seller, by Notice to Buyer, not later than three (3) Business Days prior to the Closing Date; and

(ii)    Deliver or cause to be delivered to Seller, the documents and other deliverables described in Section 2.6.

(b)      No later than one hundred and twenty (120) days after the Closing Date, Buyer shall cause to be prepared in good faith and delivered to Seller a written statement setting forth in reasonable detail, with reasonable supporting documentation (including any information reasonably requested by Seller in order to verify the Closing Statement), Buyer’s calculation of the Purchase Price as calculated in accordance with the Accounting Principles and as set out in the form of the Closing Statement in Schedule 3 (the “Closing Statement”). If Buyer fails to deliver the Closing Statement within such one hundred and twenty (120) day period, then Seller may, within thirty (30) days of the expiration of such period, prepare and deliver to Buyer the Closing Statement on the same terms set forth in this Section 2.4(b) (following such delivery, Buyer shall not be entitled to deliver the Closing Statement); provided, that the procedures set forth in this Section 2.4(b) and Section 2.4(c) shall apply to such Closing Statement mutatis mutandis, replacing “Seller” with “Buyer” and “Buyer” with “Seller” as necessary. If Seller fails to deliver the Closing Statement within such thirty (30) day period, then the Estimated Purchase Price shall be final and binding on the Parties, and be deemed the Purchase Price. Following the Closing Date, Buyer shall provide Seller and its Representatives with reasonable access during normal business hours to all books and records, properties, work papers and all personnel of Buyer, the Companies and GMMV reasonably necessary to permit Seller to review the Closing Statement, and such access must continue until the Closing Statement becomes final and binding upon the Parties.

(c)      Disputes.

(i)     Seller shall have ninety (90) days to review the Closing Statement after receipt of the Closing Statement pursuant to Section 2.4(b). If Seller disagrees with Buyer’s calculation of the Purchase Price as set forth in such Closing Statement, Seller may, within such ninety (90) day period, deliver a notice to Buyer (a “Dispute Notice”) disagreeing with any component of such calculation and, to the extent Seller is reasonably able to so specify, setting forth Seller’s basis for such disagreement. Seller may only give one Dispute Notice. If Seller fails to deliver such Dispute Notice during such ninety (90) day period, the calculation of the Purchase Price set forth in the Closing Statement shall be deemed to be final and binding upon the Parties.

(ii)    If a Dispute Notice is duly delivered pursuant to Section 2.4(c)(i), Seller and Buyer shall, during the thirty (30) days following such delivery, attempt to reach agreement on the disputed items or amounts to determine, as may be required, the Purchase Price. Any such agreement shall be in writing and shall be final and binding upon the Parties. If during such period, Seller and Buyer are unable to reach such agreement, then all amounts and items remaining in dispute shall be promptly submitted by Seller and Buyer to an independent accountant at a nationally recognized accounting firm mutually acceptable to Seller and Buyer acting reasonably (the “Accounting Referee”) for a determination resolving such remaining disputed items or amounts for the purpose of calculating the Purchase Price (it being agreed and understood that the Accounting Referee shall act as an expert and not as an arbitrator to determine such disputed items or amounts (and, as a result thereof, the Purchase Price) and shall do so based solely on written presentations and information provided by Buyer and Seller and not by independent review). Within five (5) days after its appointment, the Accounting Referee shall determine the process and procedures governing the resolution of any disputed items by the Accounting Referee. In conducting its review, the Accounting Referee shall consider only those items or amounts in the Dispute Notice that are not resolved in writing during the thirty (30)- day period following delivery of the Dispute Notice. For the avoidance of doubt, to the extent the Accounting Referee’s determination purports to apply to anything other than those matters of the dispute that remain unresolved, it will be disregarded by Seller and Buyer. The scope of the disputes to be resolved by the Accounting Referee shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement based on the application of the Accounting Principles, the Reference Statement and review of the submissions of Buyer and Seller and the responses to those submissions. The Accounting Referee must (1) give Seller and Buyer a reasonable opportunity to make a written submission in support of their respective positions and require that each of Seller and Buyer supply the other with a copy of any written submission made to the Accounting Referee at the same time it is presented to the Accounting Referee, and (2) submit a written response to the other Party’s submission. The Accounting Referee shall deliver to Seller and Buyer, as promptly as practicable (but in any case, no later than thirty (30) days following the final submission of such matters to the Accounting Referee), a report setting forth its decision resolving the matters in dispute, which determined amount(s) shall, in each case, be within the range between the calculations submitted by Buyer in the Closing Statement and Seller in the Dispute Notice, as to that item. Such report shall be final and binding upon the Parties and non-appealable absent manifest error or fraud, and shall be used for purposes of calculating the Purchase Price and the adjustment pursuant to Section 2.4(d). Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.4(c) shall be the exclusive mechanism for resolving disputes regarding the calculation of the Purchase Price. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the Party against which such determination is to be enforced.

(iii)    If Seller and Buyer submit disputed amounts and items to the Accounting Referee for resolution, Seller and Buyer shall each pay their own costs and expenses incurred under this Section 2.4(c). The fees, costs and expenses of the Accounting Referee shall be borne by Seller, on the one hand, and Buyer, on the other hand, in proportion to the relative amount each of Seller’s and Buyer’s determination has been modified such that the Party prevailing on the greatest dollar value of such disputes pays for the lesser proportion of the fees. For example, if Seller challenges the calculation of an item in the Closing Statement by an amount of One Hundred Thousand Dollars (US$100,000), but the Accounting Referee determines that Seller has a valid claim for only Sixty Thousand Dollars (US$60,000), Seller shall bear forty percent (40%) of the fees and expenses of the Accounting Referee and Buyer shall bear sixty percent (60%) of such fees and expenses.

(d)      Final Adjustment. Following the time that all of the amounts of the items in the Closing Statement are finally determined pursuant to this Section 2.4, the Purchase Price shall (for the purposes of this Section 2.4) be recalculated using such amounts and:

(i)    if (x) the result of the Purchase Price as so recalculated is greater than (y) the Estimated Purchase Price paid to Seller at Closing pursuant to Section 2.4(a)(i) (such excess of (x) minus (y), the “Surplus”), then promptly (and in any event within five (5) Business Days) after the amounts of the items in the Closing Statement are finally determined pursuant to this Section 2.4, Buyer shall pay to Seller, by wire transfer of immediately available funds to the accounts designated in writing by Seller, an amount equal to the Surplus; or

(ii)    if (x) the result of the Purchase Price as so recalculated is less than (y) the Estimated Purchase Price paid to Seller at Closing pursuant to Section 2.4(a)(i) (such deficit of (x) relative to (y), the “Deficit”), then promptly (and in any event within five (5) Business Days) after the amounts of the items in the Closing Statement are finally determined pursuant to this Section 2.4, Seller shall pay to Buyer, by wire transfer of immediately available funds to the accounts designated in writing by Buyer, an amount equal to the Deficit.

Upon payment of the amounts provided in this Section 2.4(d) in accordance herewith, none of the Parties may make or assert any claim under Sections 2.4(b), (c) or (d).

2.5          Deliveries by Seller to Buyer. On or prior to the Closing Date, Seller shall deliver or cause to be delivered to Buyer (unless previously delivered to, or waived in writing by, Buyer) the following:

(a)       A certificate or certificates representing the Shares, together with a stock power or stock powers duly endorsed in favor of Buyer;

(b)       The Estimated Closing Statement, duly executed by Seller;

(c)       All corporate books, minute books and joint venture interest or stock records (including stock certificates) of the Companies to the extent in Seller’s possession;

(d)      Resignations, effective as of the Closing, of (i) each member of the board of directors and of each officer of each of the Companies and GMMV, as listed on Section 2.5(d) of the Disclosure Schedules, (ii) any representative appointed by Seller or any of its Affiliates (including the Companies) on any committees or boards of any of the Companies or GMMV, and (iii) any Person authorized to act for or on behalf of either of the Companies or GMMV in any capacity;

(e)       A certificate executed by an authorized Representative of Seller, certifying that all of the conditions set forth in Section 6.1 and Section 6.3 are satisfied or waived;

(f)       A certificate executed by an authorized Representative of Seller, certifying and attaching (i) a certificate of good standing for each of KUC and WCRC, dated no more than ten (10) days prior to the Closing, from the secretary of state of its state of incorporation; (ii) all requisite resolutions or actions of Seller’s board of directors approving the execution and delivery of this Agreement, the Related Agreements to which it is or will be a party, and the consummation of the Acquisition; (iii) the Organizational Documents of each Company; and (iv) the incumbency of each individual executing this Agreement and any other document to be delivered pursuant to this Agreement;

(g)       A duly executed IRS Form W-9 from Seller;

(h)       Documentation reasonably acceptable to Buyer that the Intercompany Balances have been terminated, released, cancelled or settled in accordance with Section 5.19, with no liability to Buyer, the Companies or GMMV;

(i)        An encrypted hard drive containing an electronic copy of all materials made available in the Data Room;

(j)        A properly completed IRS Form 8023 duly executed by Seller or its Affiliate; and

(k)       All such other assurances, consents, agreements, documents and instruments as may be reasonably required by Buyer to consummate the Acquisition.

2.6          Deliveries by Buyer to Seller. On or prior to the Closing Date, Buyer shall deliver or cause to be delivered to Seller (unless previously delivered to, or waived in writing by, Seller) the following:

(a)       The Estimated Purchase Price in accordance with Section 2.4(a)(i);

(b)       A certificate executed by an authorized Representative of Buyer certifying that all of the conditions set forth in Section 6.1 and Section 6.2 are satisfied or waived;

(c)       An executed copy of the Buyer Parent Guaranty, substantially in the form attached hereto as Exhibit A;

(d)       Copies of the Substitute Surety Bonds;

(e)       Preliminary approval by the Wyoming Nuclear Regulator of the pending application for the Transfer of the Radioactive Materials License to Buyer;

(f)       Certificates executed by an authorized Representative of each of (i) Buyer, certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement, the Related Agreements to which it is or will be a party, and the consummation of the Acquisition; and (ii) Buyer Parent, certifying and attaching all requisite resolutions or actions of Buyer Parent’s board of directors approving the execution and delivery of the Buyer Parent Guaranty; and

(g)       All such other assurances, consents, agreements, documents and instruments as may be reasonably required by Seller to complete the Acquisition.

2.7          Simultaneous Transactions. The Acquisition and all deliveries contemplated by Section 2.5 and Section 2.6 shall be deemed to occur simultaneously on the Closing Date, and none shall be deemed completed until all are completed.

2.8          Withholding. Buyer and its Affiliates (including, following Closing, the Companies and GMMV) shall be entitled to deduct and withhold (or to cause to be deducted and withheld) from any amounts payable pursuant to this Agreement, such amounts as they are required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of applicable Tax Law. To the extent Buyer or any of its Affiliates (including following Closing, the Companies and GMMV) deducts and withholds (or causes to be deducted and withheld) any such amounts from amounts payable pursuant to this Agreement, Buyer or its Affiliates (including following Closing, the Companies and GMMV), as the case may be, shall timely remit (or cause to be timely remitted) to the appropriate Governmental Entity all such amounts so deducted and withheld. To the extent that amounts are so deducted and withheld and properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer shall provide Seller Notice of its or any of its Affiliates’ (including, following the Closing, the Companies and GMMV) intent to deduct and withhold any amount pursuant to the provisions of this Section 2.8 as soon as reasonably practicable prior to such withholding being made (but in any event at least three (3) Business Days prior to such withholding being made) and shall cooperate with Seller in mitigating the requirement to undertake such deduction and withholding.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the terms, conditions, provisions and limitations set forth in this Agreement, and except as set forth on the Disclosure Schedules, Seller hereby represents and warrants to Buyer, as of the Effective Date and as of the Closing Date, as follows:

3.1          Organization.

(a)       Seller and each of the Companies (i) is duly organized, validly existing and in good standing under the Law of the jurisdiction in which it was incorporated; and (ii) has the requisite corporate power and authority to own, lease and operate the properties and assets that it owns, leases, or uses, and to carry on, in all material respects, the Project as now being conducted, subject to applicable Laws, the Radioactive Materials License and the Project Permits; and GMMV is a contractual joint venture formed, maintained, and operated in accordance with the GMMV Joint Venture Agreement, and the GMMV Joint Venture Agreement is in full force and effect; provided, however, Seller makes no warranties or representations concerning any future operations and the Required Approvals, including permits and licenses that may be needed for the operations or activities as Buyer may wish the Companies to conduct after the Closing.

(b)      No act or proceeding has been taken by or against Seller, any of the Companies or GMMV, and to the Knowledge of Seller, no facts, matters or circumstances exist that reasonably would be expected to result in an act or proceeding being taken against Seller, any of the Companies or GMMV, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Seller, or any of the Companies.

(c)      True and correct copies of the Organizational Documents of each of the Companies and GMMV have been delivered to Buyer. Each Company is qualified to do business in Wyoming as a foreign corporation, and is in good standing in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have, or be reasonably expected to have, a Material Adverse Effect.

3.2          Capitalization and Ownership.

(a)       The Shares consist of one (1) share (the “KUC Share”) of the common stock of KUC, such share representing one hundred percent (100%) of the issued and outstanding shares of KUC, and one (1) share (the “WCRC Share”) of the common stock of WCRC, such share representing one hundred percent (100%) of the issued and outstanding shares of WCRC.

(b)     KUC owns and holds fifty percent (50%) of the GMMV Interests, WCRC owns and holds fifty percent (50%) of the GMMV Interests, and KUC and WCRC, collectively, own and hold one hundred percent (100%) of the GMMV Interests free and clear of all Encumbrances (other than restrictions on transfer arising under applicable state or federal securities Laws or the Organizational Documents of GMMV). Seller is the record and beneficial owner of, and has good and valid title to, all of the Shares.

(c)      The Shares are fully paid and non-assessable and have been legally and validly issued under the Organizational Documents of each of KUC and WCRC and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive or other similar right. The Shares have not been pledged as security to any third party.

(d)      There are no (i) outstanding securities convertible into, exchangeable for, or carrying the right to acquire securities or any other Shares of any of the Companies; (ii) obligations, contingent or otherwise, of the Companies to repurchase, redeem or otherwise acquire any Shares; (iii) outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to the Companies; (iv) bonds, debentures, notes or other Indebtedness of the Companies having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equity holders) of the Companies may vote; and (v) voting trusts, irrevocable proxies or other Contracts to which the Companies or Seller is a party or is bound with respect to the voting or consent of the Shares.

(e)       Except for the GMMV Interests, neither KUC nor WCRC owns, directly or indirectly, any equity interest in any other Person. GMMV does not own, directly or indirectly, any equity interest in any other Person.

3.3          Authorization; Binding Effect.

(a)       Seller has the corporate power and authority to (i) execute and deliver this Agreement and each of the Related Agreements to which it is or will be a party; (ii) perform its obligations pursuant to this Agreement and each of the Related Agreements to which it is or will be a party; and (iii) consummate the Acquisition.

(b)      This Agreement and the Related Agreements to which Seller is or will be a party and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Seller. This Agreement and the Related Agreements to which Seller is or will be a party, when and as executed and delivered by Seller, and assuming due and valid execution by each other party hereto and thereto, shall constitute the legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to Equitable Principles.

3.4          No Conflict. Neither the execution, delivery or performance of this Agreement by Seller and each of the Related Agreements to which Seller is or will be a party, nor the consummation of the Acquisition by Seller, shall:

(a)       Conflict with or result in any breach, or default under, of any provision of the Organizational Documents of Seller, any Company or GMMV;

(b)      Subject to receipt of the Required Approvals and consents or approvals required in connection with the Project Permits, require the consent of, waiver, approval, Order, Permit, waiting period expiration or termination, authorization of, or other action by, or declaration or filing with, or notification to, any Governmental Entity (a “Governmental Approval”), or conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under any Law applicable to Seller, GMMV or any Company, except where such violation would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)      Require the consent of, notice to, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or give rise to any right of termination, modification, cancellation, right of first refusal or right of first offer, under, any Contract to which Seller, any Company or GMMV is a party or by which Seller, any Company or GMMV or any of their respective assets or properties is or may be bound (including any Material Contract) or any Permit affecting the properties, assets or business of the Companies or GMMV; or

(d)      Create or impose an Encumbrance on the assets or properties owned and held by any of the Companies or GMMV, other than as contemplated in this Agreement and the Permitted Encumbrances.

3.5          Mineral and Real Properties.

(a)      Section 3.5(a) of the Disclosure Schedules sets forth a list of all material mineral and real property interests which are owned or leased by the Companies or GMMV, subject to the Permitted Encumbrances, including patented and unpatented mining and millsite claims, leaseholds, and, to the Knowledge of Seller, material easements and rights-of-way of record, which collectively comprise the Project (the “Mineral and Real Properties”). Seller makes no representation or warranty (i) that any of the unpatented mining claims included in the Mineral and Real Properties contains a discovery of valuable minerals or (ii) as to whether third parties hold or have any interests in mining or millsite claims that conflict with the patented or unpatented mining and millsite claims included in the Mineral and Real Properties. The Companies or GMMV have good and valid title to the Mineral and Real Properties free and clear of Encumbrances other than Permitted Encumbrances. No written notice has been received from any Governmental Entity or third Person and, to the Knowledge of Seller, there is no claim from any Governmental Entity or third Person pending against the Companies or GMMV with respect to any planned expropriation or condemnation of any Mineral and Real Properties.

(b)     Section 3.5(b) of the Disclosure Schedules sets forth a true and complete description of all material Improvements and Tangible Personal Property, indicating which Company owns such Improvements and Tangible Personal Property. Each of KUC or WCRC holds good and valid title to, or a valid leasehold or subleasehold interest in, all Improvements and Tangible Personal Property held by it, and such Improvements and Tangible Personal Property are free and clear of all Encumbrances other than Permitted Encumbrances.

(c)     Except for the Permitted Encumbrances, each of the Companies and GMMV have a valid leasehold interest in the leased Mineral and Real Properties leased by it. To the Knowledge of Seller, all leases are in full force and effect and enforceable in accordance with their respective terms. Neither the Companies nor GMMV has received any written notice of termination or cancellation of any lease or any lease agreement under which the Companies or GMMV uses the leased Mineral and Real Properties. Neither the Companies nor GMMV are in material default under any leased Mineral and Real Properties agreement or lease and to the Knowledge of Seller no other party is in material default under any leased Mineral and Real Properties agreement or lease. The Companies or GMMV, as applicable, are in exclusive possession of such leased premises. All payments required to be made under each leased Mineral and Real Properties agreement or lease have been timely and properly made in all material respects.

(d)      With respect to the unpatented mining claims listed on Section 3.5(a) of the Disclosure Schedules (the “Mining Claims”), the Companies and GMMV have good valid title to the Mining Claims, subject to the paramount title of the United States in the underlying minerals and Permitted Encumbrances. Neither the Companies nor GMMV has received any written notice of termination or cancellation of any of the Mining Claims. With respect to the Mining Claims: (A) each of the Mining Claims was properly laid out and monumented; (B) all required location, validation and similarly required work was properly performed; (C) for each of the Mining Claims, all required location notices, certificates and similar documents were properly recorded and filed with appropriate Governmental Entities; (D) all affidavits of assessment work, including fee payments required to maintain the Mining Claims in good standing through the assessment year ending September 1, 2025, have been properly and timely recorded, filed and paid with the appropriate Governmental Entities; (E) either a Company or GMMV is the sole owner and has the exclusive possession of the Mining Claims free and clear of all Encumbrances except for Permitted Encumbrances, and subject to the paramount title of the United States; and (F) except for customary buffer and perimeter areas, there are no senior third-party mining claims that conflict with the Mining Claims. With respect to those Mining Claims that were not located by the Companies or an Affiliate of the Companies or Seller, Seller makes the foregoing representations and warranties (with the foregoing exceptions) to the Knowledge of Seller.

(e)      Except as set forth on Section 3.5(e) of the Disclosure Schedules or in the publicly available records of any Governmental Entity, to the Knowledge of Seller, no Person is entitled to any royalty or other payment in the nature of a royalty on any minerals, metals or concentrates or any other such products removed or produced from the Mineral and Real Property.

(f)       Section 3.5(f) of the Disclosure Schedules sets forth, to the Knowledge of Seller, a true and complete description of all water rights appurtenant to or intended for use in connection with, the Project and the Mineral and Real Properties (“Water Rights”), indicating which Company owns such Water Rights. Each of KUC and WCRC, as applicable, holds title to the Water Rights held by it, free and clear of all Encumbrances except for Permitted Encumbrances. None of the Water Rights (i) share or have shared a common place of use with any other water rights not used by or appurtenant to the Mineral and Real Properties; or (ii) are or were appurtenant to any property other than the Mineral and Real Properties. The Water Rights are valid and in good standing with the Wyoming State Engineer, Board of Control, and any other Government Entity with authority over the Water Rights. There have been no affirmative acts, omissions, events, circumstances or conditions that affect title to or the validity of, or have resulted in cancellation or revocation of the any of the Water Rights. The wells, diversion, and water storage facilities described in the records for the Water Rights are owned by the Companies and, to the Knowledge of Seller, are in good working order, and the Companies have legal access to all such facilities necessary for operation and use of the Water Rights. The Water Rights are adequate for operations of the Project as it is currently operated and, to the Knowledge of Seller, has been operated. In the last five (5) years, neither Seller nor any of the Companies has received from any Person any notice or claim which either remains pending or unresolved, or is the source of ongoing obligations or requirements, materially affecting title to or validity of the Water Rights, including notices of non-use or expiration of such Water Rights. Complete and correct copies of each of the Water Rights (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Buyer.

3.6          Project Permits. Section 3.6 of the Disclosure Schedules sets forth a list of all material Project Permits, each of which has been validly issued and is in full force and effect. Since January 1, 2020, each Company has been in compliance in all material respects with all terms and conditions of the Project Permits held by it, and there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened, seeking the revocation, cancellation, suspension or adverse modification thereof, except as would not, in the aggregate, reasonably be expected have a Material Adverse Effect. To the Knowledge of Seller, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Project Permit for the operations of the Project as it is currently operated. To the Knowledge of Seller, complete and correct copies of each material Project Permit (including all modifications, amendments and supplements thereto and waivers thereunder) that are in Seller’s possession have been made available to Buyer in the Data Room.

3.7           Material Contracts.

(a)       Section 3.7(a) of the Disclosure Schedules sets forth a true and complete list of the following Contracts to which any Company or GMMV is a party (and with respect to any applicable oral Contracts, a description thereof), excluding the Radioactive Materials License (the “Material Contracts”):

(i)    any Contract involving any aggregate obligation or entitlement in excess of Two Hundred Thousand Dollars (US$200,000);

(ii)    any Contract entered into in the past five (5) years that relates to the sale of any of the assets of any Company or GMMV, other than in the Ordinary Course of Business;

(iii)    any Contract that limits the ability of the Companies or GMMV to compete in any line of business with any Person or in any geographic area or during any period of time, or that restricts the ability of the Companies or GMMV to hire or solicit any Person;

(iv)    all Material Intellectual Property Licenses;

(v)    all Contracts providing for the employment or engagement of any natural person on a full-time, part-time, independent contractor, temporary, or other basis of any officer, director, employee or other individual service provider of the Companies or GMMV, other than Contracts terminable by the Companies or GMMV with 60 days’ prior notice;

(vi)    all Contracts that relate to the acquisition or disposition of any business, a material assets or equity interests of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(vii)    except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees) of any Company or GMMV, in each case having an outstanding principal amount in excess of One Hundred Thousand Dollars (US$100,000);

(viii)    all Contracts between or among a Company or GMMV, on the one hand, and Seller or any Affiliate of Seller (other than the Companies or GMMV), on the other hand, excluding the Intercompany Balances;

(ix)    any Contract that relates to the settlement of any Legal Proceeding under which any Company or GMMV has any continuing obligations;

(x)    any Contract obligating the Companies or GMMV to provide or obtain products or services for a period of one (1) year or more or containing any minimum purchase requirements, take-or-pay provisions, exclusivity requirement, exclusive-dealing provision, requirements Contracts or any “most-favored nation”, “most favored pricing” or similar clause in favor of any Person;

(xi)    any Contract that grants power of attorney to any Person to act for or on behalf of any Company or GMMV;

(xii)    any Contract pursuant to which any Company or GMMV leases, either as lessee or as lessor, any personal property, including capital leases; and

(xiii)    any Contract that establishes a partnership, strategic alliance, sharing of profits or proprietary information, joint venture, or other similar arrangement, or purchase or acquisition of any business, material assets.

Notwithstanding the foregoing, a Contract that has expired or has been fully performed or terminated as of the Effective Date shall not be deemed a Material Contract.

(b)      Seller has made available to Buyer true, correct and complete copies of all Material Contracts. Each Material Contract is valid and binding on the applicable Company or GMMV in accordance with its terms, subject to any Equitable Principles, and is in full force and effect. As of the Effective Date, the Companies and GMMV have performed in all material respects all of their respective obligations required to be performed by them under each Material Contract. Neither the Companies or GMMV nor, to the Knowledge of Seller, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of Seller, no event has occurred that (with or without notice or lapse of time or both) would reasonably be expected to result in a material breach or violation of, or a material default under, or give rise to the right of another party to terminate, the terms of any Material Contract.

3.8          Existing Surety Bonds. The Existing Surety Bonds and all letters of credit, guarantees and other financial obligations or assurances securing reclamation obligations on or relating to the Mineral and Real Properties are listed on Section 3.8 of the Disclosure Schedules. None of Seller, the Companies or GMMV have violated any provision of, or failed to perform any obligation required under the provisions of, any Existing Surety Bond in any material respect.

3.9          Financial Statements.

(a)       Section 3.9(a) of the Disclosure Schedules sets forth (i) unaudited, combined and adjusted balance sheets of the Companies and GMMV as of December 31, 2023 and December 31, 2022 and unaudited, combined and adjusted income statements of the Companies and GMMV for the years then ended (the “Annual Financial Information”), and (ii) an unaudited, combined and adjusted balance sheet of the Companies and GMMV as of June 30, 2024 and an unaudited, combined and adjusted income statement of the Companies and GMMV for the six (6) months then ended (the “Latest Financial Information” and collectively with the Annual Financial Information, the “Business Financial Information”).

(b)     Except as set out on Section 3.9(b) of the Disclosure Schedules, the Annual Financial Information is extracted from information as has been used for the Rio Tinto Group external reporting within its audited consolidated financial statements (the “Rio Tinto Group Financial Statements”), and the Business Financial Information has been extracted from the financial reporting systems used for the Rio Tinto Group’s consolidated reporting for the relevant periods.

(c)       The adjustments, methodologies and assumptions applied in the preparation of the Business Financial Information have been prepared in good faith.

3.10        Taxes.

(a)       (i) Each of the Companies and GMMV has filed (or caused to be filed) all income or other material Tax Returns required to be filed by it and (ii) all such Tax Returns are true, correct and complete in all material respects. Each of the Companies and GMMV has paid all material amounts of Taxes due and owing by it (whether or not shown as due on such Tax Returns), other than Taxes being contested in good faith by appropriate proceedings.

(b)      There are no audits, examinations, assessments or other similar proceedings currently pending or, to the Knowledge of Seller, threatened in writing by any Governmental Entity in respect of any material amounts of Taxes of any Company or GMMV. To the Knowledge of Seller, no written claim has been made by a Governmental Entity in a jurisdiction where any Company or GMMV does not file Tax Returns that such Company or GMMV is or may be subject to taxation by that jurisdiction, which claim has not been resolved. None of the Companies or GMMV has waived any statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency asserted against it by a Governmental Entity, which waiver or extension is currently in force. The Companies and GMMV are not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business, including any statutory extensions of six (6) months or less.

(c)     Each of the Companies and GMMV has withheld and paid all material amounts of Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder. All material amounts of sales Taxes which any of the Companies and GMMV were required to collect under applicable Law have been collected and the sales Taxes so collected, if any, have been remitted to the proper Governmental Entity in material compliance with applicable Law.

(d)      For the past two (2) years, none of the Companies or GMMV has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify as a transaction to which Section 355 or 361 of the Code applies.

(e)       None of the Companies or GMMV is a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local or foreign applicable Law).

(f)      Except as set forth on Section 3.10(f) of the Disclosure Schedules, none of the Companies or GMMV (i) is a party to any material legally binding Tax allocation, sharing or indemnity agreement or arrangement (other than (A) any agreement or arrangement solely between or among the Companies or GMMV and (B) any customary Tax sharing or indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or (ii) has any liability for Taxes of any other Person (other than any Company or GMMV) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign applicable Law) or as a transferee or successor.

(g)       There are no Encumbrances for any Taxes on any assets of any of the Companies or GMMV, except for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings.

(h)      None of the Companies or GMMV will be required to include any material item of income or gain in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting by it occurring prior to the Closing; (ii) agreement with any Governmental Entity (including a “closing agreement” as described in Section 7121 of the Code, any “gain recognition agreements” entered into under Section 367 of the Code, or any corresponding or similar provision of state, local or non-U.S. Law) entered into by it prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received or deferred revenue accrued by it prior to the Closing; (v) election under Section 965(h) of the Code (or any successor provision or corresponding or similar provision of state, local or non-U.S. Law) made by it prior to the Closing; (vi) intercompany transactions entered into by it prior to the Closing or any excess loss account existing in respect of it as of the beginning of the Closing Date, each as described in Treasury Regulations under Section 1502 of the Code; (vii) election under Section 108(i) of the Code made by it prior to the Closing; (viii) ownership of “United States property” (as defined in Section 956 of the Code) by any “controlled foreign corporation” (as defined in Section 957 of the Code) owned by it prior to the Closing; or (ix) application of Section 951, 951A or 965 of the Code to any ownership interest held by it prior to the Closing in a “deferred foreign income corporation” or in a “controlled foreign corporation” (as respectively defined in Sections 965 and 957 of the Code) with respect to income earned or recognized or payments received prior to the Closing.

(i)       None of the Companies or GMMV has been treated for Tax purposes as a resident in a jurisdiction outside the country in which it is organized nor has it had a branch, agency or permanent establishment (within the meaning of an applicable income Tax treaty) for Tax purposes in a jurisdiction outside the country in which it is organized.

(j)       None of the Companies or GMMV is subject to a Tax holiday or Tax incentive or grant for a material amount of Taxes in any jurisdiction that based on applicable Law will be subject to recapture at or following the Closing as a result of the transactions contemplated by this Agreement.

(k)      None of the Companies or GMMV has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority) which will have continuing effect following the Closing Date.

(l)      None of the Companies or GMMV owns an interest in any (i) entity, plan or arrangement that is treated for income Tax purposes as a partnership, (ii) “controlled foreign corporation” within the meaning of Section 957 of the Code, or (iii) a “passive foreign investment company” within the meaning of Section 1297 of the Code (in each case (i) through (iii), other than any Company or GMMV).

(m)    None of the Companies or GMMV has granted a power of attorney with respect to any Tax matter that is currently in effect, other than any power of attorney that will be terminated prior to the Closing (excluding any powers of attorney in respect of any Seller Combined Return) and was entered into in connection with the filing of Tax Returns in the Ordinary Course of Business and consistent with past practice.

(n)      GMMV has filed its U.S. federal income Tax Returns as a partnership and no entity classification election has been made at any time in the past to treat GMMV as a corporation for Tax purposes.

3.11        Litigation. Except for Claims listed on Section 3.11 of the Disclosure Schedules, (a) none of the Companies or GMMV is a party to any material Claim other than with respect to Project Permit acquisition, amendment, renewal, transfer or similar proceedings; and (b) no Claim is pending or for the past five (5) years, to the Knowledge of Seller, has been threatened in writing by or against, or which directly involves, one of the Companies or GMMV or any of their assets or properties (or by or against Seller or any Affiliate thereof and relating to the Companies or GMMV) that, if determined adversely, reasonably would be likely to have a Material Adverse Effect. Except as set forth in Section 3.11 of the Disclosure Schedules, there are no, and for the past five (5) years have not been, material Orders issued by a Governmental Entity and no material unsatisfied judgments, penalties or awards against the Companies or GMMV or any of their respective properties or assets (or against Seller, or any Affiliate or Representative of the Companies or GMMV, in each case relating to the Companies or GMMV). Notwithstanding the foregoing, no representation or warranty is made with respect to any litigation that may arise from any Environmental Law with respect to renewal or transfer of the Radioactive Materials License or any environmental impact studies that may be required as part of any operating license by Buyer, or from any Material Modification.

3.12        Labor Matters and Employee Benefits.

(a)     None of the Companies or GMMV sponsor or maintain any Employee Benefit Plan or have any Liabilities with respect to any Employee Benefit Plan previously sponsored, maintained, contributed to or required to be contributed to by the Companies or GMMV (each a “Company Plan”). No circumstances exist that could reasonably be expected to result in any Controlled Group Liability becoming a Liability of the Buyer or any of its Affiliates in connection with the Acquisition.

(b)      Since February 1, 2020, (i) KUC has not employed any employees or Persons who are deemed to be employees under applicable Law, (ii) WCRC has not employed any employees or Persons who are deemed to be employees under applicable Law; and (iii) the Companies have not had any independent contractors or secondees.

(c)      The Companies and GMMV are not party to any collective bargaining agreement, works council agreement or other labor union contract. There is no pending or, to the Knowledge of Seller, threatened strike, labor dispute, corporate campaign, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Companies or GMMV.

(d)      No circumstances exist that could reasonably be expected to result in any Employment Liabilities becoming a Liability of Buyer or any of its Affiliates in connection with the Acquisition. “Employment Liabilities” means all Liabilities of the Companies and GMMV arising out of all applicable Laws respecting employment and employment practices, terms and conditions of employment, workers compensation, occupational safety and health requirements, immigration and work authorization, plant closings, wages and hours, commissions, bonuses, overtime, pay equity, pay transparency, worker classification (including the classification of independent contractors and of employees as exempt or non-exempt from overtime), employment discrimination, harassment, sexual harassment, retaliation, whistleblowing, disability rights or benefits, disability accommodation, pregnancy accommodation, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters, employee trainings and notices, personnel files, recordkeeping, postings, and workers’ compensation.

(e)      None of the Companies or GMMV has participated in any CARES Act stimulus fund programs or other programs related to the COVID-19 pandemic or taken any Paycheck Protection Program loan. None of the Companies or GMMV has applied for or received any stimulus funds or other funds, benefits, deferrals or any other kind of remuneration in connection with the COVID-19 pandemic.

(f)       This Section 3.12 contains the sole and exclusive representations and warranties of Seller and the Companies with respect to Employee Benefit Plans.

3.13        Liabilities. Except as shown in the Business Financial Information, none of the Companies or GMMV has any Liabilities required by IFRS in effect as of the date of the Latest Financial Information to be set forth on a combined balance sheet of the Companies or GMMV, other than such Liabilities as (i) are incurred in the Ordinary Course of Business since the date of the Latest Financial Information or as expressly permitted hereunder; (ii) will be settled prior to Closing by Seller; (iii) constitute Indebtedness, Transaction Expenses, Working Capital Assets or Working Capital Liabilities, or (iv) as are set forth in Section 3.13 of the Disclosure Schedules.

3.14        Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3.14 of the Disclosure Schedules, from the date of the Latest Financial Information until the Effective Date, the Companies and GMMV have operated in the Ordinary Course of Business in all material respects consistent with past practice, and there has not been, with respect to the Companies and GMMV, any:

(a)       Material Adverse Effect;

(b)       amendment or modification of the Organizational Documents of the Companies or GMMV;

(c)       split, combination or reclassification of any equity interests in the Companies or GMMV;

(d)      issuance, sale or other disposition of any equity interests in the Companies or GMMV, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests in the Companies or GMMV;

(e)      except as required by applicable Law, change in a material method of Tax accounting or a material Tax accounting practice, or election or rescission of any material Tax election;

(f)       incurrence, creation, assumption or guarantee of any Indebtedness, except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;

(g)      cancellation of any Indebtedness or claims of substantial value or waiver or release of any rights of substantial value, other than in the Ordinary Course of Business;

(h)      sale or other disposition of any of the assets shown or reflected on the Latest Financial Information, except in the Ordinary Course of Business, including the sale of inventory in the Ordinary Course of Business;

(i)       acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock or other equity interests of, or by any similar manner, any business or any Person or any division thereof;

(j)       acquisition or purchase of any real property or properties, tangible or intangible, except for inventory or equipment in the Ordinary Course of Business;

(k)      adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(l)       capital expenditures or commitments in excess of US$200,000 individually, or US$200,000 in the aggregate, for replacements of or additions to property, equipment or other capital assets;

(m)     settlement or compromise of any pending or threatened Claim in excess of US$200,000 (except with respect to immaterial routine matters in the Ordinary Course of Business);

(n)      amendment, modification, replacement or abandonment of any insurance coverage with respect to the Companies or GMMV or any assets or properties of the Companies or GMMV, other than in the Ordinary Course of Business;

(o)      declaration, set aside or payment of any dividend or other distribution in respect of the Shares or repurchase, redemption of any outstanding equity interests or other securities of or other ownership interests in, the Companies or GMMV;

(p)      recapitalization, reclassification, or similar change of the Companies or GMMV or amendment to the terms of any outstanding securities of the Companies or GMMV;

(q)     (i) material increase in the salary, wages or other compensation rates of any officer, employee, director, or individual service provider of the Companies or GMMV; (ii) material increase in benefits, or adoption, amendment or termination of, any Company Plan; or (iii) legally binding commitment or incurrence of any Liability to any labor organization, in each case, other than (A) as required by applicable Law or the terms of any Employee Benefit Plan or (B) to the extent Liabilities related thereto would be Pre-Closing Liabilities; or

(r)       agreement to do any of the foregoing.

3.15        Environmental Matters.

(a)       Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Companies and GMMV are, and for the past five (5) years have been, in compliance in all material respects with Environmental Laws and Environmental Permits.

(b)      (i) Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Companies and GMMV have obtained, and for the past five (5) years have been in material compliance with, all Environmental Permits required under Environmental Laws to conduct their business as presently conducted and all Environmental Permits are valid and in full force and effect; and (ii) Section 3.15(b) of the Disclosure Schedules sets forth all such Environmental Permits.

(c)     Except as set forth in Section 3.15(c) of the Disclosure Schedules or as would not reasonably be expected to result in material liability to the Companies or GMMV, (i) within the last five years, or earlier for matters that remain unresolved, none of the Companies or GMMV has received any written information request from a Governmental Entity pursuant to Environmental Laws (including any request for information under the Comprehensive Environmental Response, Compensation and Liability Act) that is pending or unresolved, or is the source of ongoing obligations and requirements as of the Closing Date, and (ii) there is no pending or, to the Knowledge of Seller, threatened written claim, complaint, demand, action, violation, notice, or potentially responsible party letter alleging that any Company or GMMV is in violation of or liable under Environmental Laws.

(d)      Except as set forth in Section 3.15(d) of the Disclosure Schedules or as would not reasonably be expected to result in material liability to the Companies or GMMV, no Mineral and Real Property currently or formerly leased by the Company or GMMV is listed on, or, to the Knowledge of Seller, has been formally proposed by the United States Environmental Protection Agency for listing on, the National Priorities List under CERCLA or by the Wyoming Department of Environmental Quality for listing on any similar state list.

(e)     Except as set forth in Section 3.15(e) of the Disclosure Schedules or as would not reasonably be expected to result in material liability to the Companies or GMMV, (i) there has been no Release of Hazardous Materials by the Companies or GMMV at any real property owned, operated or leased (or formerly owned, operated or leased) by the Companies or GMMV, and (ii) in the last five (5) years, none of the Companies or GMMV has generated, used, treated, stored, handled, disposed of or controlled, transported, or Released Hazardous Materials at any location in a manner that would reasonably be expected to give rise to any cost, liability, or obligation of the Companies or GMMV under any Environmental Laws or Environmental Permits.

(f)       Except as set forth in Section 3.15(f) of the Disclosure Schedules or as would not reasonably be expected to result in material liability to the Companies or GMMV, in the last five (5) years, none of the Companies or GMMV has received written notice that any Mineral and Real Property, or any currently or formerly owned, operated or leased real property (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material such as would reasonably be expected to result in a Claim against, or a violation of Environmental Laws or termination of any Permit by the Companies or GMMV.

(g)     Seller has made available to Buyer copies of all (i) Environmental Permits currently in effect, and (ii) all material non-privileged environmental assessments, reports, and audits regarding any Company’s or GMMV’s compliance with Environmental Laws or the environmental condition of any real property owned, operated or leased (or formerly owned, operated or leased) by any Company or GMMV, which are in Seller’s possession or control and were issued in the last five (5) years, in each of (i) and (ii), excluding financial information or data.

(h)      Except as set forth in Section 3.15(h) of the Disclosure Schedules, to the Knowledge of Seller, there are no solid waste disposal sites or underground storage tanks located at any real property owned, operated or leased by any of the Companies or GMMV.

Notwithstanding any other provision of this Agreement, other than Section 3.5 (Mineral and Real Properties), Section 3.7 (Material Contracts), Section 3.9 (Financial Statements), and Section 3.16 (Insurance), this Section 3.15 contains Seller’s sole and exclusive representations and warranties with respect to Environmental Laws, Releases of Hazardous Materials or other environmental matters.

3.16        Insurance. The Companies and GMMV maintain or are subject to, via Seller and its Affiliates, insurance coverage for their businesses under insurance policies. To the Knowledge of Seller, each such insurance policy is in full force and effect and none of the Companies or GMMV is in material default with respect to its obligations under any such insurance policy. All premiums due and payable under each such insurance policy have been paid. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. None of the Companies or GMMV has been notified by any representative of any insurer of the existence of any ground for cancellation of any such insurance policy or intent to cancel or notice of increase or intent to increase premiums in any material respect with respect to any such insurance policy.

3.17        Intellectual Property.

(a)     Section 3.17(a) of the Disclosure Schedules sets forth an accurate and complete list of all Patents, registered Marks, registered Copyrights, social media accounts, and internet domain name registrations of the Companies and GMMV included in the Owned Intellectual Property, including (i) the jurisdictions in which each such item of Intellectual Property has been issued, registered, or filed, (ii) which Company or GMMV owns each such item of Intellectual Property, and (iii) the registration or application number and date, as applicable, for each such item.

(b)      Except as set forth in Section 3.17(b) of the Disclosure Schedules, the Companies and GMMV own or have sufficient rights to use all Intellectual Property and Technology that is material to the conduct of business of the Companies and GMMV as currently conducted.

(c)      Except as set forth on Section 3.17(c) of the Disclosure Schedules, the Companies and GMMV are the sole and exclusive owner of all right, title and interest in and to all of the Owned Intellectual Property, in each case, free and clear of all Encumbrances, other than licenses granted to service providers or customers in the Ordinary Course of Business.

(d)      Except with respect to licenses of software that is generally available to the public on standard end-user license terms, and except pursuant to a Material Intellectual Property License, none of the Companies or GMMV is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property with respect to the use thereof or in connection with the conduct of the Companies’ and GMMV’s businesses as currently conducted.

(e)      Section 3.17(e) of the Disclosure Schedules sets forth a complete and accurate list of all (i) all written license agreements pursuant to which third-party Intellectual Property that is material to the operation of the business of the Companies or GMMV as currently conducted is licensed to the Companies or GMMV (excluding, without limitation, any licenses for software that is generally available to the public on standard end-user license terms), and (ii) all written license agreements in which a Company or GMMV has granted any license under any material right or interest in any Owned Intellectual Property that is material to the operation of the business of the Companies or GMMV as currently conducted to any third party (other than licenses granted to service providers or customers in the Ordinary Course of Business) ((i)-(ii), the “Material Intellectual Property Licenses”).

(f)      The Companies and GMMV have taken reasonable steps to maintain the confidentiality of all the Trade Secrets owned or purported to be owned by the Companies and GMMV. All employees of the Companies and GMMV who have made material contributions to the creation or development of the Owned Intellectual Property have assigned their ownership rights in and to such Owned Intellectual Property to a Company or GMMV.

(g)     As of the Effective Date, none of the Companies or GMMV is the subject of any pending or, to the Knowledge of Seller, threatened Claims which allege infringement, unauthorized use, misappropriation, dilution or violation of any Intellectual Property or challenging the ownership, use, validity or enforceability of any Intellectual Property. None of the Companies, GMMV or Seller has received written (including by electronic mail) notice of any such threatened Claim and, to the Knowledge of Seller, there are no facts or circumstances that would form the basis for any such Claim or challenge. The Owned Intellectual Property that are Patents, registered Marks, or registered Copyrights are valid and enforceable.

(h)      To the Knowledge of Seller: (i) the Companies’ and GMMV’s conduct of its business as currently conducted does not infringe, violate or misappropriate any Intellectual Property owned by any third Person; and (ii) no third Person is infringing, violating or misappropriating any of the Owned Intellectual Property.

(i)       The information technology systems of the Companies and GMMV including the relevant software and hardware, are adequate for the business as presently conducted. The information technology systems of the Companies and GMMV have not suffered any material failure within the past two (2) years and are subject to commercially reasonable security measures designed to protect against intrusion by an unauthorized third party. To the Knowledge of Seller, none of the Companies or GMMV has suffered any security breaches of their information technology systems within the past two (2) years that have resulted in a third party obtaining unauthorized access to any confidential information of the Companies or GMMV, or any of their customers or suppliers.

3.18        Bank Accounts. Section 3.18 of the Disclosure Schedules lists the names and locations of all banks and other financial institutions with which any of the Companies or GMMV maintains an account or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto, in each case listing the type of bank account, the bank account number therefor.

3.19        Data Privacy.

(a)       The Companies and GMMV are in material compliance with any externally published privacy notices and the Companies and GMMV comply in all material respects with all Privacy Laws.

(b)       To the Knowledge of Seller, none of the Companies or GMMV has experienced any information security incidents, ransomware incidents, or breaches of Personal Information by any third party that resulted in requiring notification under Privacy Laws to any Governmental Entity or other Person.

(c)       To the Knowledge of Seller, none of the Companies and GMMV, in the past two (2) years, has received any written complaints, audit requests, or notices from any Governmental Entity or other Person regarding the use or disclosure of Personal Information, or breach or violation of Privacy Laws.

3.20        Export Controls. To the Knowledge of Seller, none of the Companies and GMMV has exported, re-exported or transferred any goods, software or technology in violation of applicable U.S. export control laws and regulations, such as the Export Administration Regulations (15 CFR 730-774), within the last five years.

3.21       Transactions with Related Parties. Except as set forth in Section 3.21 of the Disclosure Schedules, there are no Contracts between the Companies or GMMV, on the one hand, and any Affiliate or any present officer, director, member or stockholder of the Companies or GMMV, on the other hand, other than (i) employment agreements, severance agreements or similar arrangements entered into in the Ordinary Course of Business; (ii) Contracts entered into in the Ordinary Course of Business on an arm’s length basis; and (iii) Contracts which will be terminated at or prior to Closing (including the Intercompany Balances).

3.22        Business Integrity. Seller represents and warrants that it and each of its Affiliates is in compliance with Business Integrity Laws in relation to this Agreement.

3.23        Brokers, Finders. No finder, broker, agent or other intermediary, acting on behalf of Seller or any of its Affiliates, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.24        Compliance with Laws.

(a)      Except as set forth in Section 3.24(a) of the Disclosure Schedules, since January 1, 2020, to the Knowledge of Seller, the Companies and GMMV have complied, and are now in compliance, in all material respects with all Laws applicable to the Companies or GMMV or the business, properties or assets of any of the Companies and GMMV.

(b)      Except as set forth in Section 3.24(b) of the Disclosure Schedules, for the past three (3) years, to the Knowledge of Seller, none of the Companies has received any written notice, order or other written communication from any Governmental Entity alleging any actual or potential violation of or failure to comply with any applicable Law or order; except in each case where such violation or non-compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.25        No Other Representations or Warranties.

(a)     EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AND THE RELATED SECTIONS OF THE DISCLOSURE SCHEDULES, NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THERE ARE NO IMPLIED CONDITIONS IN RESPECT OF SELLER, THE COMPANIES, GMMV OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS. SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY OF ITS SUBSIDIARIES, ANY AFFILIATE OF SELLER, ANY COMPANY, GMMV, ANY AFFILIATE OF THE COMPANIES, GMMV OR ANY OF THE COMPANIES’, GMMV’S OR SELLER’S RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY SELLER, THE COMPANIES, GMMV OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULES), SELLER HEREBY DISCLAIMS ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES, BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR ANY OF ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES, INCLUDING, ANY INFORMATION MADE AVAILABLE IN THE DATA ROOM). EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III (AND THE RELATED SECTIONS OF THE DISCLOSURE SCHEDULES), NEITHER SELLER, NOR ANY OF ITS SUBSIDIARIES MAKES ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING, AND SELLER AND ITS SUBSIDIARIES DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR, (A) NON-INFRINGEMENT, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE U.S. JURISDICTION), (B) ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON, (C) ANY INFORMATION OR DOCUMENTS (FINANCIAL, LEGAL OR OTHERWISE) DELIVERED, DISCLOSED, DISCUSSED, PROVIDED OR MADE AVAILABLE AT ANY TIME TO BUYER OR ANY OTHER PERSON, (D) THE OPERATION OF THE COMPANIES OR GMMV AFTER THE CLOSING, OR (E) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANIES OR GMMV AFTER THE CLOSING, AND ANY SUCH REPRESENTATION AND WARRANTY IS HEREBY DISCLAIMED.

(b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE EXISTENCE, NATURE, LOCATION, AMOUNT OR VALUE OF ANY MINERALIZATION, MINERAL RESERVES OR RESOURCES; WHETHER ANY NECESSARY PERMITS, INCLUDING THE RADIOACTIVE MATERIALS LICENSE, CAN BE OBTAINED IN A TIMELY MANNER; WHETHER ANY MINING OR MINERAL RECOVERY METHOD CAN BE DONE ECONOMICALLY; AS TO THE COST OR TIME REQUIRED TO REFURBISH, RESTART, OR OPERATE, PERMIT AND MAINTAIN THE PROJECT OR TO OBTAIN ANY NECESSARY APPROVALS UNDER ENVIRONMENTAL LAWS; THAT MATERIAL MODIFICATION WILL NOT BE REQUIRED UNDER ANY PROJECT PERMIT, INCLUDING THE RADIOACTIVE MATERIALS LICENSE; OR THAT THE STATE OF WYOMING WILL NOT IMPOSE ADDITIONAL LIMITATIONS OR RESTRICTIONS ON THE RADIOACTIVE MATERIALS LICENSE OR ANY RENEWAL OR TRANSFER THEREOF. IN ADDITION, NO REPRESENTATION OR WARRANTY IS MADE EXPRESS OR IMPLIED WITH RESPECT TO THE CLOSURE LIABILITIES OR THAT THE OPERATION OF THE PROJECT CAN BE CONDUCTED UNDER THE PROJECT PERMITS WITHOUT MODIFICATION, INCLUDING THE POTENTIAL REQUIREMENT OF AN ENVIRONMENTAL IMPACT STATEMENT AND FINAL UNAPPEALABLE RECORD OF DECISION BY THE RELEVANT GOVERNMENTAL ENTITIES.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the terms, conditions, provisions and limitations set forth in this Agreement, Buyer hereby represents and warrants to Seller, as of the Effective Date and as of the Closing Date, as follows:

4.1          Organization.

(a)     Buyer is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware, is entitled to hold US unpatented mining claims, has the requisite corporate power and authority to own, lease and operate the properties and assets that it currently owns, leases and operates, and to carry on, in all material respects, its business as now being conducted. Buyer is qualified to do business in the State of Wyoming.

(b)      No act or proceeding has been taken by or against Buyer, and to the Knowledge of Buyer, no facts, matters or circumstances exist that reasonably could be expected to result in an act or proceeding being taken by or against Buyer, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Buyer.

4.2          Authorization; Binding Effect.

(a)     Buyer has all necessary power and authority to (i) execute and deliver this Agreement and each of the Related Agreements to which Buyer is or will be a party, (ii) perform its obligations under this Agreement and the Related Agreements to which it is or will be a party and (iii) consummate the Acquisition, and no other action, corporate or otherwise, on the part of Buyer or its equityholders is required to authorize the execution of this Agreement and the Related Agreements to which it is or will be a party, and the consummation of the Acquisition.

(b)      This Agreement and the Related Agreements to which Buyer is or will be a party and the transactions contemplated hereby and thereby have been duly authorized by all necessary action of Buyer. This Agreement and the Related Agreements to which Buyer is or will be a party, when and as executed and delivered by Buyer, and assuming due and valid execution by each other party hereto and thereto, shall constitute the legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Equitable Principles.

4.3          No Conflict.

(a)      Neither the execution, delivery or performance of this Agreement and the Related Agreements to which Buyer is or will be a party, nor the consummation of the Acquisition shall, in any material respect:

(i)    Conflict with or result in any breach of, or default under, any provision of the Organizational Documents of Buyer;

(ii)    Require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of or give rise to any right of termination, modification, cancellation, right of first refusal or right of first offer under, any Contract to which Buyer is a party or by which Buyer or any of its assets or properties is or may be bound; or

(iii)    Subject to receipt of any Required Approvals, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under any Law applicable to Buyer.

(b)     No Governmental Approval is required on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement or the other Related Agreements to which it is or will be a party or the consummation of the Acquisition by Buyer, except for (i) filings or notifications made in the Ordinary Course of Business; (ii) the Required Approvals; and (iii) any such other Governmental Approval set forth in Section 4.3(b) of the Disclosure Schedules.

4.4          Litigation. Buyer is not a party to any material Claim which seeks to prevent the Acquisition or otherwise would reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of Buyer to consummate the Acquisition. There are no, and for the past five (5) years have not been, material Orders issued by a Governmental Entity and no material unsatisfied judgments, penalties or awards against Buyer or any of its properties or assets, which seeks to prevent the Acquisition or otherwise would reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of Buyer to consummate the Acquisition.

4.5          Financial Capability.

(a)      Buyer has sufficient funds or financial capacity to pay the Estimated Purchase Price, the Transfer Taxes and the cost of any Substitute Surety Bonds and Replacement Radioactive Materials License Surety Bond when any such amount is due and payable, and to fulfill its covenants and obligations under this Agreement and the Related Agreements to which it is or will be a party.

(b)       As of the Closing and after giving effect to the Acquisition, including the indemnification obligations of Buyer, Buyer shall not (i) be insolvent, (ii) be left with an unreasonably small capital, (iii) have incurred debts beyond its ability to pay such debts as they mature, or (iv) have liabilities in excess of the reasonable market value of its assets. The Acquisition is not being made by Buyer with the intent to hinder, delay or defraud any present or future creditors of Seller, the Companies or GMMV.

4.6          Business Integrity. Buyer represents and warrants that (i) it and each of its Affiliates (including, for the avoidance of doubt, the Buyer Parent) is in compliance with all laws including Business Integrity Laws in relation to this Agreement; (ii) unless explicitly disclosed, it and each of its Affiliates (including, for the avoidance of doubt, the Buyer Parent) is not and has not been the subject of any investigation, inquiry, proceeding, conviction or written notice relating to compliance with applicable Business Integrity Laws; (iii) the funds related to this Agreement (including the Purchase Price) do not originate from the proceeds of criminal activities; and (iv) it shall notify Seller promptly in the event there is a reasonable risk that this Section has been, or will be, breached or that any representation or warranty herein is, or may become, untrue.

4.7          Independent Review. Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Companies and GMMV operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has conducted a due diligence investigation of the Companies and GMMV, including any information that was made available with respect to the Companies, GMMV, the Project, the Mineral and Real Properties and the environmental condition of the same. To the Knowledge of Buyer, the representations and warranties of Seller, the Companies and GMMV in this Agreement are true and correct in all respects, and, to the Knowledge of Buyer, there are no errors in, or material omissions from, the Disclosure Schedules.

4.8          Qualified Buyer. Buyer is (a) the sole party in interest, directly and indirectly, in respect of the purchase of the Shares and the Acquisition; and (b) qualified to obtain all the Required Approvals, and, to the Knowledge of Buyer, there are no conditions in existence with respect to Buyer or its Affiliates that could reasonably be expected to delay, impede or condition the receipt by Buyer of any Required Approval or following the Closing, which would reasonably be expected to impede the obtaining, renewing, or maintaining of the Radioactive Materials License or any Project Permit.

4.9          Non-Foreign Person. Buyer is not (a) a “foreign person,” as defined at 31 C.F.R. § 800.224, including a foreign Governmental Entity, or (b) otherwise controlled by a “foreign person,” as defined at 31 C.F.R. § 800.224, including a foreign Governmental Entity.

4.10        Trade Control Laws.

(a)       None of Buyer or its Subsidiaries are acting, directly or indirectly, on behalf of a Sanctioned Person, and neither Buyer nor any of its Subsidiaries are a Sanctioned Person.

(b)      None of Buyer or its Subsidiaries (i) unlawfully conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or involving any Sanctioned Country, or (ii) unlawfully deal in, or otherwise engage in, any transaction relating to, any property or interests in property blocked pursuant to applicable Trade Control Laws, and none of the proceeds that the Buyer will use to acquire the Shares have been derived, directly or indirectly, from a Sanctioned Person or a Sanctioned Country.

4.11        Brokers, Finders. Except for fees owed to Rothschild & Co Canada Inc. (which fees, for the avoidance of doubt, shall be the sole responsibility of Buyer), no finder, broker, agent or other intermediary, acting on behalf of Buyer or any of its Affiliates, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement, the Related Agreements or any of the transactions contemplated hereby.

4.12        Investment Intent. BUYER IS ACQUIRING THE SHARES SOLELY FOR INVESTMENT FOR ITS OWN ACCOUNT AND NOT WITH THE VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY PUBLIC DISTRIBUTION THEREOF. BUYER UNDERSTANDS THAT THE TRANSFER OF THE SHARES IN THE ACQUISITION HAS NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933 OR ANY STATE SECURITIES OR “BLUE-SKY” LAWS BY REASON OF SPECIFIED EXEMPTIONS THEREFROM THAT DEPEND UPON, AMONG OTHER THINGS, THE BONA FIDE NATURE OF BUYER’S INVESTMENT INTENT AS EXPRESSED HEREIN AND AS EXPLICITLY ACKNOWLEDGED HEREBY AND THAT UNDER SUCH LAWS AND APPLICABLE REGULATIONS THE SHARES MAY NOT BE RESOLD, DISTRIBUTED OR OTHERWISED DISPOSED OF WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR UNDER ANY APPLICABLE STATE LAW UNLESS AN APPLICABLE EXEMPTION FROM REGISTRATION IS AVAILABLE. BUYER, BY REASON OF ITS BUSINESS AND FINANCIAL EXPERIENCE, HAS SUCH KNOWLEDGE, SOPHISTICATION AND EXPERIENCE AS TO BE CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE PURCHASE OF THE SHARES, IS ABLE TO BEAR THE ECONOMIC RISK OF SUCH INVESTMENT, AND IS ABLE TO AFFORD A COMPLETE LOSS OF SUCH INVESTMENT.

4.13        No Other Representations and Warranties.

(a)      EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, BUYER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, THERE ARE NO IMPLIED CONDITIONS IN RESPECT OF BUYER, AND ANY SUCH IMPLIED REPRESENTATIONS, WARRANTIES, OR CONDITIONS ARE HEREBY EXPRESSLY DISCLAIMED.

(b)     EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND THE DISCLOSURE SCHEDULES, BUYER IS NOT RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, CONCERNING ANY OF THE COMPANIES OR GMMV, INCLUDING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER AS TO THE PROSPECTS (FINANCIAL OR OTHERWISE) OR THE VIABILITY OR LIKELIHOOD OF THE SUCCESS OF THE PROJECT OR THE COMPANIES AND GMMV AFTER THE CLOSING, WHETHER OR NOT CONTAINED IN THE DATA ROOM OR MADE AVAILABLE BY SELLER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. BUYER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, BUYER SHALL ACQUIRE THE COMPANIES AND THAT THE COMPANIES SHALL HOLD ALL TITLES AND ASSETS INCLUDING THE GMMV INTERESTS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THEIR RESPECTIVE ASSETS, ON AN “AS IS” AND “WHERE IS” BASIS, EXCEPT WITH RESPECT TO THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AS MODIFIED OR SUPPLEMENTED BY THE DISCLOSURE SCHEDULES.

ARTICLE V.
CERTAIN UNDERSTANDINGS AND COVENANTS OF THE PARTIES

5.1          Radioactive Materials License, Material Contracts, Substitute Surety Bonds.

(a)      With respect to the Radioactive Materials License, Seller makes no representation or warranty regarding the outcome of the request for transfer of the Radioactive Materials License. Additionally, Buyer acknowledges that because the Acquisition involves a change of control of the Companies, such change in control may be considered to be a deemed Transfer of the Radioactive Materials License under the relevant Wyoming Laws. As such, Buyer further acknowledges the prior consent of the Wyoming Nuclear Regulator is required for such deemed Transfer.

(b)     The Parties acknowledge that the appropriate Governmental Entities may require modification of the Project Permits and the Radioactive Materials License as condition to approving or granting consent to the renewal or Transfer thereof, as the case may be. The Parties shall consult with each other regarding any such modifications so requested by appropriate Governmental Entities. Additionally, promptly following the Effective Date, each of the Parties shall use its commercially reasonable efforts to cooperate with the other Party in connection with making of all necessary applications, filings and requests, and taking of all other actions required or necessary to obtain all necessary Required Approvals from the State of Wyoming for the Transfer of the Radioactive Materials License and, as and to the extent applicable, to obtain all necessary Required Approvals. Other than taking an action that is otherwise required under the Radioactive Materials License or other Permits, the Parties shall not willfully take any action, or fail to take any action, that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any Required Approvals.

(c)     In order to facilitate obtaining the Required Approvals for the Transfer of the Radioactive Materials License, during the Interim Period and except as provided in and subject to the immediately following sentence, each of Buyer and Seller covenant and agree that it will not request any Material Modification to the Radioactive Materials License or take any action that would result in any Material Modification of the Radioactive Materials License. Notwithstanding the foregoing, Seller has the ability to apply for a license renewal for the Radioactive Materials License.

(d)      The Parties acknowledge that, to the extent that the Acquisition is considered to be a Transfer of some or all of the Material Contracts pursuant to the terms of such Material Contracts, it is possible that Buyer and Seller will need to obtain prior consent of the Transfer of such Material Contracts from the counterparty thereto. Seller shall use commercially reasonable efforts to obtain all Required Approvals relating to Material Contracts; provided that neither Seller nor Buyer shall be obligated to incur any material obligations or conditions with respect to the Transfer of such Material Contracts or in connection with the obtaining of such Required Approvals. With respect to any umbrella supply Contracts of Seller or its Affiliates, the Parties acknowledge and agree that those Contracts will be terminated as to the Companies and GMMV as of Closing.

(e)      If the Radioactive Materials License Surety Bond must be replaced in connection with the Acquisition, then at or prior to Closing, Buyer shall use its commercially reasonable efforts to arrange for a Replacement Radioactive Materials License Surety Bond and the Parties shall submit such instrument to the Wyoming Nuclear Regulator for review and approval, so that the Radioactive Materials License Surety Bond can be returned to Seller and cancelled; provided that if the Radioactive Materials License Surety Bond is not so replaced or assumed effective as of the Closing Date, and is drawn upon, Buyer shall indemnify Seller and its Affiliates against, and hold each of them harmless from, any and all documented and out-of-pocket damages actually incurred or suffered by Seller or any of its Affiliates related to or arising out of such Radioactive Materials License Surety Bond being drawn upon.

(f)       For all surety bonds other than the Radioactive Materials License Surety Bond, Buyer (i) shall obtain and provide all surety bonds and provide all other financial obligations and financial assurances acceptable to the regulating Governmental Entity as may be required under any of the Permits or otherwise (collectively, “Substitute Surety Bonds”), effective as of Closing, in full substitution for, each of the Existing Surety Bonds, and (ii) covenants and agrees that it shall use its commercially reasonable efforts to obtain the full release of the Existing Surety Bonds in connection therewith as promptly as practicable following the Closing. Without limiting the foregoing, Buyer hereby covenants that the Substitute Surety Bonds shall be in effect as of the Closing.

5.2          Operations During the Interim Period.

(a)      During the Interim Period, Seller shall use its, and shall cause GMMV, KUC and WCRC to use their respective, commercially reasonable efforts to maintain the Project in care and maintenance in all material respects in the Ordinary Course of Business and in accordance with Environmental Law, and to otherwise conduct the Companies’ and GMMV’s affairs in the Ordinary Course of Business and in accordance with Environmental Law. During the Interim Period, Seller shall use its, and shall cause GMMV, KUC and WCRC to use their respective, commercially reasonable efforts to:

(i)    maintain the Improvements and Tangible Personal Property generally in the condition in which they exist on the Effective Date, subject to ordinary wear, tear and deterioration; it being understood that the facilities known as the “Sweetwater Mill” shall be maintained consistent with past practices as of the Effective Date;

(ii)    preserve and maintain the Permits (including the Radioactive Materials License) and financial sureties necessary to carry on the business or for the ownership and use of the assets and Mineral and Real Properties of the Companies and GMMV, subject to any amendments made in consultation with Buyer by providing information reasonably requested by Buyer in connection with such amendments (for the avoidance of doubt, such consultation right shall not give Buyer any consent or similar right, and Seller shall not be required to accept any such comments of Buyer with respect to such amendments and such rejection of comments shall not be deemed a breach of this provision), and comply with the terms and conditions of such Permits;

(iii)    diligently pursue the renewal of the Radioactive Materials License and Seller shall consult with Buyer and shall consider any comments proposed by or on behalf of Buyer in good faith in connection with the renewal of the Radioactive Materials License, provided that in no event shall Seller be obligated to accept any such comments of Buyer;

(iv)    comply with the terms of all Material Contracts in all material aspects;

(v)    with respect to the assets comprising the Water Rights and the Mineral and Real Properties, (i) maintain title to such assets; (ii) perform all obligations and make all payments required to maintain the title to such assets in good standing, including the payment of all Taxes, rents, royalties and other obligations; (iii) maintain the condition of the assets as they were in on the Effective Date, and (iv) make all necessary Governmental Entity and other filings required;

(vi)    pay all material amounts of Taxes levied or assessed against the Companies that are due and payable during the Interim Period, provided that the Companies shall have the right, but not the obligation, to protest any assessment or contest any such Taxes;

(vii)    pay all expenses of the Companies in the Ordinary Course of Business as such expenses are incurred;

(viii)    to the extent permitted by Law, promptly notify Buyer of any of the following relating to the Companies or GMMV (A) any emergency or other material adverse developments, (B) the commencement of any Claim, or (C) the threat of any material Claim, and confer with Representatives of Buyer and Buyer Parent with respect to such matters as is reasonable in the circumstances;

(ix)    respond as in their reasonable judgment is appropriate under the circumstances to any emergency situation affecting the Companies and incurring reasonable and appropriate costs, fees and expenses in connection therewith; provided, however, that Buyer is provided with prompt Notice of any such emergency situation and is provided with such opportunity to consult with Seller with respect to Seller’s response thereto as is reasonable in the circumstances; and

(x)    except as set forth on Section 5.2(a)(x) of the Disclosure Schedules, maintain books and records of the Companies, including with respect to the Project, consistent with past practices and to the extent applicable, in accordance with applicable Law;

provided, however, that no action by Seller, the Companies or GMMV with respect to matters specifically addressed by any provision of Section 5.2(a) shall be deemed a breach of this Section 5.2(a) unless such action constitutes a breach of such provision of Section 5.2(b).

(b)     During the Interim Period, except (i) as otherwise contemplated or permitted by this Agreement (including as contemplated by Section 5.19), (ii) as set forth on Section 5.2(b) of the Disclosure Schedules, (iii) as required by applicable Law, or (iv) to the extent Liabilities related thereto would be Pre-Closing Liabilities, without the prior written consent of Buyer (which will not be unreasonably withheld, conditioned or delayed, provided that Buyer shall respond as soon as reasonably practicable but in no event later than two (2) Business Days following receipt of Seller’s written request for such response), Seller shall not, and shall cause the Companies and GMMV not to:

(i)    grant any option, warrant or other right to purchase, or issue any security convertible into any right to purchase or otherwise acquire an ownership interest in any of the Companies or GMMV;

(ii)    amend the GMMV Joint Venture Agreement;

(iii)    change the Organizational Documents of any Company or GMMV;

(iv)    sell, lease, abandon, pledge, license, assign, transfer, or otherwise dispose of any of the assets of the Companies or GMMV or grant any option or other right to purchase or permit any Encumbrance thereon other than Permitted Encumbrances and any Encumbrance arising by, through or under this Agreement or actions of Buyer;

(v)    with respect to the Companies and GMMV, make, revoke or change any material Tax election, adopt or change any material Tax accounting method, file any amended income Tax Return, enter into any material closing agreement with respect to Taxes, settle any material Tax claim or assessment, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or fail to pay any material amount of Tax when due and payable;

(vi)    enter into, renew, extend, amend, modify (other than renewals in the Ordinary Course of Business) or terminate any Material Contract involving the Companies or GMMV, or enter into any new Material Contract that purports to bind Buyer or any of its Affiliates following the Closing;

(vii)    acquire by merging or consolidating with, or by purchasing an equity interest in or the assets of, any Person by the Companies or GMMV;

(viii)    enter into any reorganization involving the Companies or GMMV;

(ix)    hire any employee of the Companies or GMMV or establish, adopt, or enter into any Company Plan;

(x)    waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor of the Companies or GMMV;

(xi)    institute, settle or compromise any Claim against or in relation to the Companies or GMMV in excess of US$200,000;

(xii)    cancel any insurance policies covering the Companies or GMMV or any of their respective assets;

(xiii)    make any capital contributions or investments in any other Person by the Companies or GMMV; or

(xiv)    agree to do any of the foregoing.

5.3          Covenants of Buyer Prior to Closing.

(a)      During the Interim Period, Buyer shall maintain sufficient financial resources and capabilities to (i) pay the Purchase Price, the Transfer Taxes, and the cost of obtaining and maintaining any Substitute Surety Bonds and the Replacement Radioactive Materials License Surety Bond; (ii) fulfill its covenants and obligations under this Agreement and the Related Agreements including the indemnity obligations; and (iii) satisfy all reasonably foreseeable financial and bonding requirements that any Governmental Entity, including the State of Wyoming, may impose as a condition to or in connection with all Required Approvals.

(b)      During the Interim Period, Buyer shall not, without the prior written consent of Seller, form or modify any consortium, undertake any corporate merger, amalgamation, consolidation, reorganization, liquidation or other restructuring, nor shall Buyer effect, agree to, incur, or enter into any agreement in respect of, any Transfer of its interest hereunder, including any Transfer by operation of Law.

5.4          Affirmative Covenants of Buyer Following Closing. If Closing occurs, then Buyer shall, and shall cause the Companies and GMMV to do the following:

(a)      (i) as soon as possible but no later than thirty (30) days following the Closing Date, (A) discontinue the use of any Seller Mark in connection with any sales or marketing literature which are provided to the public and (B) take all actions and make all filings necessary (at Buyer’s sole cost and expense) to change the name of KUC to a name other than any Seller Mark, any deviation thereof or name confusingly similar thereto; (ii) as soon as possible but no later than ninety (90) days following the Closing Date with respect to all other items (other than sales or marketing literature), take all actions and make all filings necessary (at Buyer’s sole cost and expense) to discontinue any and all use of (and shall at no time in the future adopt, use or register) any Seller Mark, whether in connection with the Project (including any Project Permit and the Radioactive Materials License) or otherwise, however spelled, whether capitalized, abbreviated, truncated or telescoped, singular or plural, printed or stylized, with or without a space between the terms, or whether used alone or in combination with any word or words or design, and whether used in caption, text, orally or otherwise, or in any manner that suggests in any way that the Companies, GMMV and its or their activities or services following the Closing Date originate from, are affiliated with, or are sponsored, authorized, approved or sanctioned by Seller or any Affiliate of Seller; (iii) provide to Seller sworn affidavits signed by an officer or director of Buyer confirming that each of the Companies and GMMV has fully complied with the terms of this Section as applicable, together with written evidence of all filings with Governmental Entities necessary to comply with the terms of this Section; and (iv) not, at any time, take any action at law, in equity or before any Governmental Entity, and not otherwise object, with respect to Seller’s use and registration of any Seller Mark;

(b)       maintain all financial sureties, including all Substitute Surety Bonds, as required pursuant to this Agreement and the terms of such Substitute Surety Bonds, the Radioactive Materials License, and the Project Permits;

(c)       conduct all operations with respect to the Project, including any Remediation, in compliance in all material respects with Laws, including Environmental Laws, the Radioactive Materials License, the Project Permits and, in the case of Remediation, applicable current and future approved site closure plans, provided, however, that Buyer shall be prohibited, from placing any sub-ore or other material at or below the water table or in any other manner that could reasonably be expected to impact groundwater at, under or migrating from the Mineral and Real Property in Big Eagle above applicable Governmental Entity standards;

(d)     following the Closing, no later than seven (7) days following submission to a Governmental Entity, provide to Seller copies groundwater data and associated reports for the eight calendar quarters immediately following the Closing related to the Sweetwater Uranium Mill and the Mineral and Real Property in Big Eagle that Buyer is required to collect pursuant to Environmental Laws, Permits, and Licenses or that Buyer otherwise provides to any Governmental Entity;

(e)      refrain from (i) increasing the existing evaporative or volumetric capacity of the Sweetwater Uranium Mill’s existing tailing storage facility, and (ii) adding materials to the Sweetwater Uranium Mill’s existing tailing storage facility, other than (A) 11e2 byproduct associated with decommissioning of the existing facility, (B) 11e2 byproduct in the form of debris generated by routine site maintenance, or (C) groundwater extracted in accordance with the approved Corrective Action Program, unless or until the activities prohibited by (i) or (ii), respectively, are authorized pursuant to an amendment to the Radioactive Materials License;

(f)      (i) refrain from conducting any new development activity or Remediation at the Mineral and Real Properties in Big Eagle without first obtaining and providing to Seller representative statistically relevant data to establish upgradient groundwater conditions and support management of the sub-ore stockpiles above the water table in a manner that could not reasonably be expected to impact groundwater at, under or migrating from the Mineral and Real Properties in Big Eagle above applicable Governmental Entity standards (“Big Eagle Data”), and (ii) provide to Seller copies of all Big Eagle Data within thirty (30) days of receipt of any such data; and

(g)     in the event Buyer sells, leases, licenses, assigns, transfers or otherwise disposes of any assets of the Project or ownership of any Company or GMMV, take all actions required to cause such purchaser, lessee, licensee, assignee, and/or transferee (as the case may be) to (i) assume the obligations to Seller under and be bound by (x) Sections 5.4(a) through and including 5.4(f), to the extent applicable to such asset or ownership interest, and (y) Section 5.13 and Section 8.3(d) with respect to such asset or ownership interest, in each case of clause (x) and (y), as if it is Buyer hereunder; provided that references to the Closing and Closing Date therein shall refer to the closing and date of closing of such transactions, and (ii) require any subsequent purchaser, lessee, assignee, and/or transferee (as the case may be) to be bound by the obligations referenced in clause (i).

5.5          HSR Act; Antitrust Compliance.

(a)       If the HSR Act applies to the Acquisition, each Party shall as promptly as practicable, to the extent it has not already done so, make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Acquisition as applicable no later than ten (10) Business Days after the Effective Date, (ii) all necessary filings with other Governmental Entities relating to the Acquisition, and, in each case, supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Laws. Buyer shall use reasonable best efforts necessary to obtain the approval under the HSR Act to the Acquisition, and to submit an appropriate response to, and to certify compliance with, a request for additional information or documentary material from any Governmental Entity pursuant to the HSR Act, unless otherwise agreed to by the parties, and each Party shall use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other Law as soon as practicable, at such Party’s cost and expense. Buyer will be responsible for payment of the filing fees associated with any filings required under the HSR Act.

(b)     The Parties shall, if any state takeover statute or similar statute becomes applicable to this Agreement and the Related Agreements or the Acquisition, to the extent legally permissible, use reasonable best efforts to ensure that the Acquisition may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Related Agreements, and the Acquisition.

(c)     In connection with the foregoing, Buyer and Seller will cooperate using reasonable best efforts to (i) promptly and fully inform the other Party of any written or oral communication received from or given to the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Entity or any Person relating to any inquiry, investigation, or proceeding relating to the Acquisition or any filing submitted to any Governmental Entity and promptly provide the other a copy of any substantive written communication or filing received from or provided to any Governmental Entity or Person regarding the Acquisition (subject to applicable Laws), (ii) allow the other Party to review in advance and, to the extent practicable, consult with one another on and consider in good faith the views of the other with respect to any substantive written communication or submission to any Governmental Entity relating to any inquiry, investigation, or proceeding involving the Acquisition, and (iii) agree not to participate in any substantive meeting or discussion with any Governmental Entity regarding any filing, inquiry, or investigation relating to the Acquisition unless, to the extent practicable, it consults with the other Party in advance, and to the extent not prohibited by Law and permitted by the Governmental Entity, gives the other party, including its outside counsel, reasonable notice and an opportunity to attend and participate. Notwithstanding the foregoing, each of Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.5(c) as “Outside Counsel Only Material.” Outside Counsel Only Material shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials, and be subject to any additional confidentiality or joint defense agreement between the Parties. Notwithstanding anything to the contrary contained in this Section 5.5, Outside Counsel Only Material may be redacted as necessary to comply with contractual arrangements and to address reasonable privilege concerns.

(d)     Buyer agrees to, and will cause its Affiliates to, use reasonable best efforts to avoid, eliminate, and resolve any and all impediments under any antitrust Law or trade regulation law that may be asserted by any Governmental Entity or any other Person with respect to the Acquisition and to obtain all consents, approvals, and waivers under any antitrust Law that may be required by any Governmental Entity to enable the Parties to close the Acquisition as promptly as practicable, provided, however, that under no circumstance shall Buyer be required to (i) divest other operations or assets of the Buyer, (ii) terminate, modify or assign existing relationships, Contracts, or obligations of Buyer or its Subsidiaries or Affiliates or those relating to any assets, properties, or businesses to be acquired pursuant to this Agreement, (iii) change or modify any course of conduct regarding future operations of Buyer or its Subsidiaries or Affiliates or the assets, properties, or businesses to be acquired pursuant to this Agreement, or (iv) otherwise take or commit to taking any other action that would limit Buyer or its Subsidiaries or Affiliates’ freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets, or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement, which, if in any of (i)-(iv), could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the Acquisition.

(e)      Buyer shall not, and shall not permit any of its Subsidiaries or Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets or agree to any commercial or strategic relationship with any Person, in each case, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation/acquisition, merger, consolidation or investment/acquisition, merger, consolidation, investment or commercial or strategic relationship would (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent, waiver, approval, order, declaration or authorization of any Governmental Entity necessary to consummate the Acquisition or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an order or other Law prohibiting the consummation of the Acquisition, (iii) materially increase the risk of not being able to remove any such order or other Law on appeal or otherwise, or (iv) otherwise materially delay or prevent the consummation of the Acquisition.

5.6          Insurance; Casualty Event.

(a)      Effective immediately as of the Closing, (i) the Parties acknowledge and agree that all coverage under any and all insurance policies (whether then current, future or historic) issued to or providing coverage for the Companies, GMMV or their businesses, shall terminate completely as to the Companies, GMMV, their businesses and the assets and liabilities thereof, and shall as of such moment be deemed to be cancelled and of no further force or effect with respect to the Companies, GMMV and Buyer, and (ii) Buyer shall not, and shall cause the Companies and GMMV not to, make any claim under such insurance, and shall waive its and their right to make any claim or receive any amount or proceeds in respect of any claim under any such insurance, whether such claim relates to an event or occurrence prior to or after Closing.

(b)      During the Interim Period, Buyer may, but shall not be required to, obtain property and/or casualty insurance coverage on all or any portion of the assets or properties of the Companies. Following the Closing, Buyer acknowledges and covenants and agrees that neither Buyer, nor any of the Companies or GMMV, will make claims that arise from damage, injury, accidents or events that occur after the date of the Closing under any of Seller’s liability, property, or other insurance policies.

5.7          Change in Law. If, on or before the Closing Date, there is a change in the Law, or a change in the interpretation of existing Law, applicable to the Companies, GMMV or the Project, including a change in the Atomic Energy Act or the Mining Laws of the United States, such changes shall be at the sole risk of Buyer and there shall be no diminution of the Purchase Price.

5.8        Cooperation in Litigation. If any Claim, including any administrative or judicial action or proceeding, or any proceeding by a private party, is instituted (or threatened to be instituted), either written or orally, challenging any transaction contemplated by this Agreement as violative of any applicable Law, including the Transfer of the Radioactive Materials License or any Project Permit in connection with the Acquisition, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Acquisition illegal or would otherwise prohibit or materially impair or delay the consummation of the Acquisition or the transactions contemplated hereby, each of the Parties shall cooperate in all reasonable respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other action or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Acquisition and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable; provided, however, that any of the foregoing that arise by reason of any Material Modification shall be at the sole cost and risk of Buyer.

5.9          Notification. During the Interim Period, Seller and Buyer will each, promptly upon becoming aware thereof, provide Notice to the other of any fact or condition that will, or is reasonably likely to:

(a)      cause or constitute a breach in any material respect of any of the other Party’s representations and warranties made as of the Effective Date or of any default in any material respect of the other Party’s performance of its covenants and agreements herein; or

(b)      result in any of the conditions in ARTICLE VI of this Agreement becoming incapable of being satisfied.

5.10        Access to Information. During the period from the Effective Date to the earlier of the Closing Date or the termination of this Agreement in accordance with ARTICLE VII, Seller shall give Buyer and its Designated Representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Companies and GMMV as Buyer or its Designated Representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement and the Related Agreements; provided, however, that (i) any such access shall be conducted in a manner not to unreasonably interfere with the business or operations of the Companies and GMMV and Buyer shall not conduct any sampling, testing or investigations of the Improvements and Tangible Personal Property without the prior consent of Seller (not to be unreasonably withheld, conditioned or delayed), (ii) the auditors and accountants of the Companies and GMMV shall not be obligated to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; (iii) if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 5.10 shall be subject to applicable rules relating to discovery; (iv) any access to the Companies’ properties shall be subject to the Companies’ reasonable security and insurance measures. Notwithstanding anything to the contrary in this Agreement, (i) Seller shall not be required to disclose any information to Buyer or their respective Designated Representatives, if doing so would reasonably be expected to (A) violate any applicable Law, Order or privacy policy or notice to which Seller, the Companies or GMMV are subject, as applicable, (B) result in the waiver of any legal privilege or work product protection of Seller, the Companies or GMMV, (C) reveal information related to the Acquisition, including valuations and materials related to the negotiation of this Agreement, or (D) reveal commercially sensitive or competitive information such as pricing or certain technical information (“Sensitive Information”); and (ii) during the period from the Effective Date to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE VII, neither Buyer nor any of its Affiliates shall contact any of the employees, customers or suppliers of Seller, the Companies or GMMV, whether in person or by telephone, mail or other means of communication, with respect to the Acquisition, the Companies, GMMV or their businesses without the specific written authorization of Seller. Seller may, in its sole discretion, agree to disclose Sensitive Information, in which case, the Parties will enter into an addendum to the Confidentiality Agreement satisfactory to Seller that may specify the individuals to whom such disclosure can be made (such as a clean team) and other terms or conditions pursuant to which such disclosure will be made. No provision of this Agreement shall be construed to require Seller or Buyer to provide to any Person any right to access or to review any Seller Combined Returns or Buyer Combined Returns, as applicable, or Tax workpapers related thereto.

5.11        Confidentiality.

(a)      Upon Closing, the provisions of this Section 5.11 shall supersede and replace the Confidentiality Agreement, which shall terminate on and as of the Closing. In such case:

(i)    for a period of two (2) years after the Closing Date, Seller shall maintain in confidence, and will cause its respective Affiliates and its respective Representatives to maintain in confidence as confidential and proprietary information of Buyer, any confidential information relating to the Companies, GMMV or the Project, on terms no less onerous than the protection of Seller’s own similar types of information. Such information may be in written or electronic form, or orally disclosed, and includes any and all geological, geophysical, geostatistical and other geological information, all photographs, all health and safety information, all financial and technical information, all mapping information, all work plans, all environmental information, all ore reserve and drilling information, and all mine plans and other information concerning the Project, the Companies, GMMV and the Shares, whether or not included in the Data Room; and

(ii)    for a period of two (2) years after the Closing Date, Buyer shall maintain in confidence, and will cause its respective Affiliates and its respective Representatives to maintain in confidence, any confidential information relating to Seller and its Affiliates, other than the Companies or GMMV, on terms no less onerous than the protection of Buyer’s own similar types of information. Such information may be in written or electronic form, or orally disclosed, and includes any and all geological, geophysical, geostatistical and other geological information, all photographs, all health and safety information, all financial and technical information, all mapping information, all work plans, all environmental information, all ore reserve and drilling information, and all mine plans and other information concerning Seller and its Affiliates, other than the Companies or GMMV, whether or not included in the Data Room.

(b)      The provisions of Section 5.11(a) shall not apply to information that a Party can demonstrate is information that (i) at the time of disclosure is in the public domain through no fault of such Party or such Party’s Affiliates; (ii) after disclosure is published or otherwise becomes part of the public domain through no fault of such Party, such Party’s Affiliates, or its or their respective directors, officers, employees, agents, representatives or advisors (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain); (iii) was independently developed after the Closing; (iv) is of general geological or other proprietary intellectual property not specifically related to the Project that is held by Seller or its Affiliates; (v) was received by such Party after the time of disclosure from a third party whom such Party does not know to have acquired such information directly or indirectly from the other Party or any of its Affiliates under an obligation of confidence and that without breach of any obligations of confidence the recipient is free to disclose to others; or (vi) must be disclosed by such Party to the extent necessary to carry out its rights and obligations (including its right of indemnification) under this Agreement or the Related Agreements. In addition, with respect to any disclosure of confidential or proprietary information that a Party reasonably believes, after consultation with legal counsel, is required by applicable Law or stock exchange rules to be disclosed, such Party shall be entitled to disclose the same after Notice of such required disclosure is given to the other Party and the other Party has at least five (5) Business Days to seek an appropriate court protective order to keep such information confidential.

(c)      The Parties expressly agree that monetary damages may not be a sufficient remedy for any breach of the provisions of this Section 5.11, that any such breach may result in imminent and significant harm to the other Party, and that the harmed Party may be entitled to equitable relief for any such breach, including injunction and specific performance, for any such breach or threatened breach. Such remedies shall not be the exclusive remedies for any such breach but shall be in addition to all other legal and/or equitable remedies available to such harmed Party.

5.12        Public Announcements. Except for announcements of the Parties or their respective Affiliates that have been pre-approved by Seller and Buyer for release on the Effective Date and on the Closing Date, as the case may be, a Party shall not, and shall cause its respective Affiliates not to, issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without obtaining the written approval of the other Party and providing the other Party at least two (2) Business Days in advance an opportunity to review and comment on such public announcement or press release, as applicable; provided, however, that any Party may make a public disclosure it believes in good faith after consultation with legal counsel is required by applicable Law or any listing or trading agreement concerning its publicly traded securities, in which case the disclosing Party will (i) advise the other Parties in writing at least two (2) Business Days prior to making the disclosure and shall provide the other Parties with an advance written copy of such required disclosure, (ii) disclose only such information about this Agreement and the Acquisition as is required by such applicable Law to be disclosed and (iii) reasonably consult with the other Parties and their counsel prior to any such disclosure regarding the necessity and form of such disclosure.

5.13        Preservation of Records. Buyer agrees to, and shall cause its Affiliates to, preserve and keep the records held by the Companies, GMMV or Buyer relating to the businesses of the Companies and GMMV for a period of seven (7) years from the Closing Date and shall make such records and personnel available to Seller as may be requested, including in connection with, among other things, any insurance claims, proceedings or Tax audits against, or governmental investigations of, any of the Companies and GMMV or in order to enable Seller to comply with Seller’s obligations under this Agreement and each other Related Agreement. Seller shall have the right, at its own expense, to make copies of any such records.

5.14        Expenses. Except as provided in Section 5.1, Section 5.4, and Section 5.5 or expressly set forth elsewhere in this Agreement, each of Buyer and Seller shall bear its own respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the Related Agreements and the Acquisition.

5.15        Further Assurances. The Parties will use commercially reasonable efforts to cooperate with each other in order to complete the Acquisition contemplated in this Agreement. In connection therewith, from time to time after the Effective Date through and including the Closing Date, and following the Closing Date, upon reasonable request and without further consideration, the Parties will use commercially reasonable efforts to execute and deliver, and will cause their respective Affiliates to execute and deliver, such documents and instruments, assist in obtaining the necessary approvals, and take such other action as may reasonably be necessary in order to consummate the Acquisition contemplated in this Agreement.

5.16        Tax Matters.

(a)       Tax Returns.

(i)    With respect to any Seller Combined Return filed after the Closing that includes any Company or GMMV (or, for avoidance of doubt, that is required to include the Tax items in respect of the operations or assets of any Company or GMMV for the applicable Tax period), Seller shall prepare and timely file (or cause to be prepared and timely filed) such Tax Return and shall pay (or cause to be paid) any Taxes shown as due thereon.

(ii)    Seller shall prepare and timely file (or cause to be prepared and timely filed) any Tax Return of any Company or GMMV that is filed after the Closing that is a Separate Pre-Closing Return. All such Separate Pre-Closing Returns shall be prepared, and any positions and elections relating thereto made, in a manner consistent with the prior practice of the applicable Company or GMMV, as applicable, unless otherwise required by applicable Law. Seller shall provide to Buyer drafts of any Separate Pre-Closing Return for Buyer’s review and comment no later than thirty (30) days before the due date in the case of a Separate Pre-Closing Return that relates to income Taxes and within a reasonable period of time before the due date of any Separate Pre-Closing Return that relates to any non-income Taxes. Seller shall consider in good faith Buyer’s comments to any such Separate Pre-Closing Return that are provided sufficiently in advance of the applicable filing due date. Thereafter, Seller shall timely file such Separate Pre-Closing Return and shall timely pay all Taxes shown as due and payable on such Separate Pre-Closing Return.

(iii)    Buyer shall prepare and timely file (or cause to be prepared and timely filed) any Straddle Period Return. All such Straddle Period Returns shall be prepared, and any positions and elections relating thereto made, in accordance with applicable Law. Subject in all respects to the provisions of Section 5.16(b)(ii) in respect of any income Tax period of GMMV that is a Straddle Period, Buyer shall provide to Seller drafts of any Straddle Period Return for Seller’s review, comment and written approval (which shall not be unreasonably withheld, conditioned or delayed), which drafts shall be provided to Seller no later than thirty (30) days before the due date in the case of a Straddle Period Return that relates to income Taxes and within a reasonable period of time before the due date of any Straddle Period Return that relates to any non-income Taxes. After receipt of Seller’s written approval, Buyer shall timely file such Straddle Period Return and shall timely pay all Taxes shown as due and payable on such Straddle Period Return and Seller shall reimburse Buyer for the amount of such Taxes that are allocable to the Pre-Closing Tax Period of such Straddle Period within five (5) days after receipt of a copy of such Straddle Period Return, as filed, and reasonable evidence of Buyer’s payment of the Taxes shown as due thereon, except to the extent such Taxes were included in the calculation of the Purchase Price. If the 338(h)(10) Elections are made pursuant to Section 5.16(h), Buyer shall cause GMMV to make an election under Section 754 of the Code for the taxable year in which the Closing occurs if such an election is not already in effect.

(b)       Straddle Period Allocations.

(i)    For all purposes of this Agreement, for Taxes imposed with respect to a Straddle Period, the portion of such Tax that is allocable to the Pre-Closing Tax Period shall be deemed to equal (i) in the case of real or personal property Taxes or other similar Taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period, and (ii) in the case of Taxes based on or measured by income or receipts, sales or use, employment, withholding or other similar Taxes, the amount of Taxes that would be payable based on an interim closing of the books of the applicable Company or GMMV, as applicable as of the end of the day on the Closing Date (and for such purpose, the taxable period of any partnership or other “flow through” entity (including GMMV) or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) in which any Company or GMMV holds a beneficial interest shall be deemed to terminate at such time); provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

(ii)    Buyer and Seller understand and agree that each of KUC and WCRC shall have an income Tax year end as of the close of business on the Closing Date as a result of their departure from Seller’s federal income Tax consolidated group as of the beginning of the day following the Closing Date. Consistent with the provisions of Section 5.16(b)(i) and the provisions of Treasury Regulations Sections 1.1502-76(b)(2)(vi) and 1.706-1(c)(2)(iii), in the case of any income Tax year of GMMV that includes (but does not end on) the Closing Date, the income Taxes of KUC and WCRC attributable to the ownership of their respective equity interests in GMMV for the portion of such income Tax year that ends on the Closing Date shall be determined as if the income Tax year of GMMV ended as of the close of business on the Closing Date. As soon as reasonably practicable after the Closing, Buyer shall prepare a draft of the allocations to KUC and WCRC by GMMV in respect of this hypothetical income Tax year end of GMMV for Seller’s review, comment and approval (which shall not be unreasonably withheld, conditioned or delayed), and the Parties hereto shall, and shall cause their respective Affiliates to, exercise commercially reasonable efforts to finalize such calculations (and the applicable Straddle Period Return of GMMV) at least sixty (60) days in advance of the extended due date (whether or not any extensions are actually obtained) of any applicable Pre-Closing Return that would include such allocations. If there is a dispute as to these allocations that Buyer and Seller are not able to resolve within fourteen (14) days of written notification thereof provided to Buyer by Seller or Seller by Buyer, the dispute shall be submitted to tax accountants at the Accounting Referee for resolution. For the avoidance of doubt, the Accounting Referee shall only resolve those unresolved items submitted to them, as authorized by this Agreement. The costs, fees and expenses associated with engaging the Accounting Referee shall be borne equally by Seller and Buyer. The written report of the Accounting Referee shall be delivered to Seller and Buyer promptly, but in no event later than thirty (30) days after such disputed items are submitted to the Accounting Referee, and shall be final, conclusive, and binding upon each of the Parties.

(c)       Tax Cooperation; Income Tax Refunds.

(i)    The Parties hereto shall, and shall cause their respective Affiliates to, exercise commercially reasonable efforts to cooperate as and to the extent reasonably requested by any Party hereto in connection with any Tax matter, including any Claim with respect to Taxes, the preparation and filing of any Tax Returns, and the allocation of the Purchase Price between the KUC Share and the WCRC Share. No provision of this Agreement shall be construed to require Seller or Buyer to provide to any Person any right to access or to review any Seller Combined Return or Buyer Combined Return, as applicable, or any Tax workpapers related thereto.

(ii)    Any Tax refund (or credit in lieu thereof), together with any interest paid by any taxing authority with respect thereto, that is received by any Company or GMMV (or any Affiliate thereof) in respect of a Pre-Closing Tax Period (less any Taxes imposed on such Tax refund and any reasonable out-of-pocket costs incurred by Buyer, a Company or GMMV or any of their Affiliates after the Closing with respect to obtaining such Tax refund) shall be for the benefit of, and shall be paid over to, Seller, unless the refund (or credit) (A) arises from the carryback of a Tax attribute arising in to a period (or portion thereof) beginning after the Closing Date to a period (or portion thereof) ending on or before the Closing Date, (B) was specifically taken into account in calculating the Purchase Price payable to Seller or (C) is attributable to a Tax payment made after the Closing and not economically borne (through indemnification or otherwise) by Seller, in which case Buyer shall in all cases be entitled to such refund (or credit). To the extent that any refund (or credit) that has given rise to a payment under this Section 5.16(c)(ii) is subsequently reversed pursuant to a final “determination” (within the meaning of Section 1313(a) of the Code), Seller shall repay the amount received under this Section 5.16(c)(ii), together with any interest or penalties imposed with respect to such reversal.

(d)      Tax Claims. After the Closing, Seller, Buyer, the Companies and GMMV, and their respective Affiliates, shall promptly notify each other in writing of any inquiry, proposed assessment, commencement of any Tax audit or administrative or judicial proceeding, or of any demand or other claim with respect to Taxes or Tax Returns of any Company or GMMV relating to a Pre-Closing Tax Period (including, for avoidance of doubt, in respect of any Straddle Period) (each, a “Tax Claim”). Any failure to provide such notice in a timely manner pursuant to this Section 5.16(d) shall not limit the obligations of any Party under this Agreement, except to the extent such Party is materially prejudiced thereby. Notices required to be given by or to Seller, either Company, GMMV or Buyer, and their respective Affiliates, shall contain factual information (to the extent known to Seller, such Company, GMMV, Buyer, or their respective Affiliates, as the case may be) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Entity in respect of any such asserted Tax liability. In the case of a Tax Claim that relates to a Pre-Closing Tax Period (other than in respect of a Straddle Period or any Seller Combined Return), Seller (at Seller’s expense) shall control the conduct and settlement of such Tax Claim, and Buyer shall have the right, but not the obligation, to participate (at Buyer’s expense and by employing counsel of its choosing) in any such Tax Claim. Seller shall (i) use commercially reasonable efforts to provide Buyer with copies of all material correspondence from any Governmental Entity relating to such Tax Claim, (ii) use commercially reasonable efforts to permit Buyer to attend meetings and review and comment on submissions relating to any such Tax Claim, and (iii) shall not settle or otherwise resolve such Tax Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a Tax Claim that relates to a Straddle Period, Buyer (at its expense) shall control the conduct of such Tax Claim and Seller shall have the right, but not the obligation, to participate (at Seller’s expense and by employing counsel of its choosing) in any such Tax Claim. In respect of any such Tax Claim in respect of a Straddle Period, Buyer shall provide Seller with copies of all material correspondence from any Governmental Entity relating to such Tax Claim, permit Seller to attend meetings and review and comment on submissions relating to any such Tax Claim, and shall not settle or otherwise resolve such Tax Claim without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, Buyer shall have sole and exclusive control over any Tax Claim with respect to any Buyer Combined Return and Seller shall have sole and exclusive control over any Tax Claim with respect to any Seller Combined Return.

(e)      Tax Agreements. Any Tax sharing or Tax allocation agreement or arrangement to which a Company or GMMV is a party (other than (i) any agreement or arrangement solely between or among the Companies or GMMV and (ii) any customary Tax sharing or indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) shall be terminated prior to the Closing Date.

(f)       Post-Closing Tax Actions. Notwithstanding anything to the contrary in this Agreement, none of Buyer or any of its Affiliates (including the Companies and GMMV following the Closing Date), shall, without Seller’s prior written consent (which consent shall not be unreasonably withheld conditioned or delayed): (i) during the portion of the Closing Date after the Closing, take any extraordinary actions outside of the Ordinary Course of Business; (ii) except as provided in Section 5.16(h) below, make any election under Section 336 or 338 of the Code (or any similar election under state, local or foreign applicable Law) in connection with the Acquisition; (iii) amend or refile any Tax Return of any Company or GMMV for any Pre-Closing Tax Period; (iv) change any Tax election or accounting method with respect to any Company or GMMV for any Pre-Closing Tax Period (except in connection with the filing of Tax Returns in accordance with Section 5.16(a)(iii)); (v) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency of any Company or GMMV related to any Pre-Closing Tax Period; (vi) initiate any voluntary disclosure (whether through a voluntary disclosure program or otherwise) with any Governmental Entity in respect of Taxes or Tax Returns of any Company or GMMV impacting any Pre-Closing Tax Period; or (vii) take any other action after the Closing and not contemplated by this Agreement that could increase the amount of Pre-Closing Taxes or any Tax Liability of a Company or GMMV for any Pre-Closing Tax Period or could reduce any Tax asset of a Company or GMMV for any Pre-Closing Tax Period.

(g)      Transfer Taxes. Buyer shall be solely liable for and shall timely pay all applicable sales, transfer, use, stamp, conveyance, value-added, real property transfer, recording, stock transfer and other similar Taxes, if any, together with all recording or filing fees, notarial fees and other similar costs, that may be imposed upon, or payable, collectible or incurred in connection with the Acquisition (“Transfer Taxes”). Buyer and Seller agree to use, upon request, commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax. Buyer shall prepare and timely file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.

(h)      Section 338(h)(10) Elections. At the election of Buyer (which election shall be made by providing written notice to Seller within 90 days following the Closing Date), Seller shall, and shall cause its Affiliates to, join with Buyer and its Affiliates, in making elections under Section 338(h)(10) of the Code (and any comparable provisions of applicable state, local and non-U.S. Tax Law) with respect to the purchase and sale of the Shares under this Agreement (the “338(h)(10) Elections”). Without limiting the generality of the foregoing, Seller shall, and shall cause its Affiliates to, (i) at Closing, execute and deliver to Buyer IRS Form 8023 to be filed only if Buyer elects to make the 338(h)(10) Elections pursuant to this Section 5.16(h) and (ii) after Closing, execute and deliver to Buyer any other forms or documents as may be necessary to effectuate the 338(h)(10) Elections; provided that any such forms or documents shall be consistent with the Purchase Price Allocation (as finally determined pursuant to Section 5.16(i)). If Buyer elects for the Section 338(h)(10) Elections to be made, the Parties and their respective Affiliates shall not take any position for Tax reporting purposes, or in connection with any Tax Claim, inconsistent therewith unless required pursuant to a final “determination” (within the meaning of Section 1313(a) of the Code).

(i)       Purchase Price Allocation. If Buyer elects to make the 338(h)(10) Elections pursuant to Section 5.16(h), the Parties shall allocate the Purchase Price (and any other amounts treated as consideration for U.S. federal income Tax purposes) between the KUC Share and the WCRC Share and then among the assets of each of KUC and WCRC, as applicable, in accordance with the allocation of such consideration set forth on Exhibit B hereto (the “Allocation Methodology”). No later than the earlier of (i) 45 days after the determination of the final Closing Statement pursuant to Section 2.4, and (ii) June 1 of the year immediately following the Closing Date, Buyer shall prepare and deliver to Seller a draft of such allocation (the “Purchase Price Allocation”) for Seller’s review and comment. If Seller objects to any item on the Purchase Price Allocation within 30 days of receipt thereof, Buyer and Seller shall work in good faith to resolve such dispute. If Buyer and Seller are unable to resolve the dispute in connection with the preparation of the Purchase Price Allocation within 30 days of Buyer’s receipt of Seller’s notice of objection, the disputed item(s) shall be resolved by the Accounting Referee in accordance with the procedures set forth in Section 2.4(c), mutatis mutandis, and consistent with the Allocation Methodology. If Seller does not object to the Purchase Price Allocation within 30 days of receipt thereof, the Purchase Price Allocation shall be deemed final. The Parties shall revise the Purchase Price Allocation solely to account for subsequent adjustments to the Purchase Price (and any other amounts treated as consideration for the purchase and sale of the KUC or WCRC assets, as applicable, for U.S. federal income Tax purposes) in a manner consistent with the Allocation Methodology and the procedures set forth in this Section 5.16(i). The Parties and their respective Affiliates shall not take any position for Tax reporting purposes, or in connection with any Tax Claim, inconsistent with the Purchase Price Allocation (as finally determined pursuant to this Section 5.16(i)) unless required pursuant to a final “determination” (within the meaning of Section 1313(a) of the Code).

5.17         Intellectual Property.

(a)       At or prior to the Closing, Seller and its Affiliates shall assign the Project Data to the Companies on an ‘AS IS, WHERE IS’ basis. As promptly as practicable, Seller and its Affiliates shall take commercially reasonable steps to provide the Project Data to the Companies.

(b)      Any Intellectual Property, other than the Project Data, of Seller or its Affiliates that is related to the Project and that is being used by or included within the Companies, GMMV or the Project as of the Effective Date (“Rio Tinto IP”), but excluding Rio Tinto Excluded IP as defined below, shall be deemed licensed to the Companies and GMMV solely for use in connection with the Project and on a non-exclusive, royalty-free, perpetual basis on an ‘AS IS, WHERE IS’ basis.

(c)     Any improvements or enhancements made by the Companies or GMMV to Rio Tinto IP shall be owned by Seller or its Affiliates but subject to such license, and the Companies and GMMV shall assign and hereby assign, without warranty, all right, title, and interest in such improvements and enhancements to Seller. The Companies and GMMV shall maintain all Rio Tinto IP and any improvements or enhancements thereto that are not in the public domain (“Confidential Rio Tinto IP”) in strict confidence and not disclose any Confidential Rio Tinto IP to any other Person, except to employees of the Companies who have a need to know such Confidential Rio Tinto IP for the Project and are bound by written nondisclosure agreements, and with respect to any Confidential Rio Tinto IP that constitutes a trade secret as determined under Law, such obligations of non-disclosure will survive the termination or expiration of this Agreement for as long as such Confidential Rio Tinto IP remains subject to trade secret protection under Law. If, prior to six (6) months after the Closing, Buyer reasonably deems it necessary to more specifically identify any such Rio Tinto IP currently being used by or included within the Project, GMMV or the Companies as of the Effective Date, it shall notify Seller and the Parties shall meet to resolve the matter and if such Intellectual Property is properly within such definition, shall specifically schedule the same as specifically covered by such license. Notwithstanding the foregoing, and for purposes of clarity, (a) any Intellectual Property held by Seller or its Affiliates (not including the Companies or GMMV) that is (i) specifically related to commodity pricing or commodity forecasting, including uranium, nickel, copper and other base metals or precious metals; (ii) any proprietary sulfide heap leaching technology (which are not currently being used by or included within the Project or operating plans of the Companies or GMMV as of the Effective Date); (iii) any mining technology specifically related to other Seller and its Affiliates (not including the Companies or GMMV) mining operations for, iron ore, copper, diamonds, laterite nickel, boron, titanium ores (including ilmenite), aluminum ores (including bauxite), and precious metals, including remote truck or equipment haulage or operation (which are not currently being used by or included within the Companies or GMMV as of the Effective Date); (iv) underground tunneling and shaft boring or sinking technologies; or (v) any geological, geophysical, and geostatistical information (including raw geological information and any geological interpretative information) other than Project Data; (b) Seller Marks; and (c) all third party Intellectual Property including off-the-shelf computer programs and the like (collectively (a)-(c), the “Rio Tinto Excluded IP”), shall not be subject to the license set out under Section 5.17(b) and shall be deemed to be absolutely excluded for all purposes from the foregoing license. It is understood that obtaining the consents for the use of any third-party Intellectual Property, to the extent the same are not held by the Companies or GMMV as of the Closing Date, and any transfer or replacement of software licenses for any computer or other electronic systems in use at the Sweetwater Uranium Mill, will be the obligation of Buyer.

5.18        Excluded Services and Contracts. Effective immediately as of the Closing, all shared services provided to any of the Companies or GMMV by Seller or any of its Affiliates (excluding any of the Companies or GMMV), including services of and supply or procurement arrangements with third parties under umbrella Contracts entered into by Seller or its Affiliates, shall no longer be provided and all rights of the Companies or GMMV to receive any product or service pursuant to any Contract shall terminate.

5.19        Settlement of Intercompany Balances. Prior to the Effective Time, Seller shall (i) terminate any Contract between any Company or GMMV, on the one hand, and Seller or any of its Affiliates (other than the Companies or GMMV), on the other hand, and (ii) cancel or repay and settle any and all Indebtedness or other amounts owed by the Companies or GMMV to Seller or any of its Affiliates (other than the Companies or GMMV), or by Seller or any of its Affiliates (other than the Companies or GMMV) to any Company or GMMV (such Contract or amount, collectively, the “Intercompany Balances”).

5.20        Books and Records.

(a)      In order to facilitate the resolution of any Claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall: (i) retain, preserve and maintain and cause their Affiliates to retain, preserve and maintain, all books and records (whether or not recorded on computer or computer related media), including personnel files, and financial information of the Companies or the Project relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Companies or the Project, as applicable; and (ii) upon reasonable notice, afford Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records and financial information.

(b)      In order to facilitate the resolution of any Claims made against or incurred by Buyer or the Companies after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall: (i) retain, preserve and maintain and cause their Affiliates to retain, preserve and maintain all books and records (whether or not recorded on computer or computer related media), including personnel files, and financial information of Seller which relate to the Companies or the Project with respect to the periods prior to the Closing in a manner reasonably consistent with the prior practices of the Companies or the Project, as applicable; and (ii) upon reasonable notice, afford Buyer or the Companies reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records and financial information.

(c)       Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 5.20 where such access would violate any Law.

5.21        Land and Claim Holder Clarifications. Prior to the Closing, Seller shall use commercially reasonable efforts to remedy the title matters set forth on Section 5.21 of the Disclosure Schedules to the reasonable satisfaction of Buyer. For purposes of this Section, the Parties agree that “commercially reasonable efforts” shall not require the filing or pursuit of any quiet title action or other litigation or administrative claims.

5.22        CFIUS Approval. Seller and Buyer shall use their respective commercially reasonable efforts to (i) cooperate in all respects with the other Party in connection with responding to any outreach or inquiry from the Committee on Foreign Investment in the United States (“CFIUS”), (ii) timely respond to all inquiries received from CFIUS for information or documentation, (iii) submit a declaration or notice to CFIUS, if so requested or required by CFIUS, (iv) promptly inform the other Party of any material communication with CFIUS, (v) permit the other Party to review any communication by the other, and consult with the other Party in advance of any planned meeting or conference with CFIUS, and, to the extent permitted by CFIUS, grant the other Party the opportunity to attend and participate in any such planned meeting or conference, provided that neither the Buyer nor Seller shall be obligated to disclose to the other Party any communication, information, or documentation that it views as confidential or proprietary.

5.23        Business Integrity. For a period of three (3) years from the Closing Date, Buyer shall, and shall cause each of its Affiliates to, comply with all Business Integrity Laws in relation to this Agreement.

ARTICLE VI.
CONDITIONS TO OBLIGATIONS OF THE PARTIES

6.1          Conditions to Obligations of Both Parties. The obligation of each Party to consummate the Acquisition is subject to the satisfaction or waiver at or prior to Closing of the following conditions:

(a)       The waiting period applicable to consummation of the Acquisition under the HSR Act, if applicable, shall have expired or been terminated;

(b)       No written notice shall have been received by any Party or the Companies from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the Acquisition, including under the HSR Act, that has not been withdrawn or satisfied;

(c)       No injunction, writ or any order of any nature issued by a Governmental Entity of competent jurisdiction shall have been issued and which remains in effect, to the effect that the Acquisition may not be consummated as provided in this Agreement; and

(d)       The Wyoming Nuclear Regulator shall have preliminarily approved the application for the Transfer of the Radioactive Materials License to Buyer, and the same shall not have been stayed or enjoined.

6.2          Conditions to Obligations of Seller. The obligation of Seller to consummate the Acquisition is further subject to the satisfaction at or prior to Closing of the following conditions (unless waived by Seller in writing):

(a)      (i) each of the Fundamental Representations of Buyer set forth in ARTICLE IV shall be true and correct in all material respects as of the Effective Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date), and (ii) the representations and warranties of Buyer set forth in ARTICLE IV (other than the Fundamental Representations of Buyer set forth in ARTICLE IV) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Effective Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in each case where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of Buyer to consummate the Acquisition;

(b)       Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement and the Related Agreements to be performed or complied with by Buyer on or prior to the Closing Date pursuant to the terms hereof and thereof; and

(c)       Buyer shall have obtained the Substitute Surety Bonds or an irrevocable commitment satisfactory to Seller from one or more recognized financial institutions committing to so issue such Substitute Surety Bonds.

6.3          Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by the Acquisition is further subject to the satisfaction at or prior to Closing of the following conditions (unless waived by Buyer in writing):

(a)       (i) each of the Fundamental Representations of Seller set forth in ARTICLE III shall be true and correct in all material respects as of the Effective Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date), and (ii) the representations and warranties of Seller set forth in ARTICLE III (other than the Fundamental Representations of Seller set forth in ARTICLE III) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Effective Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in each case where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect;

(b)       Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement and the Related Agreements to be performed or complied with by Seller on or prior to the Closing Date; and

(c)       No Material Adverse Effect shall have occurred since the Effective Date and be continuing.

ARTICLE VII.
TERMINATION

7.1          Termination. This Agreement may be terminated as follows:

(a)       At any time prior to the Closing, upon the mutual written consent of the Parties;

(b)      Upon Notice by Seller to Buyer, or by Buyer to Seller, if (i) any of the conditions in Section 6.1 have not been satisfied on or prior to 12 month anniversary of the Effective Date (the “Outside Date”) or (ii) at any time the Wyoming Nuclear Regulator or other Governmental Entity shall have made a final agency decision (whether or not there is a right to seek judicial appeal) not to Transfer or renew the Radioactive Materials License or to grant any Required Approvals to Buyer; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action(s) or failure to perform or comply with any covenant or other obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and such action(s) or failure to perform or comply constitutes a breach of this Agreement;

(c)      By Buyer, if Seller shall have breached any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 6.3, which breach either (i) is not cured within forty-five (45) days following Seller’s receipt of written notice of such breach, (ii) by its nature, cannot be cured prior to the Outside Date or (iii) by its nature, is incapable of being cured; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Buyer if Buyer’s action(s) or failure to perform or comply with any covenant or other obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and such action(s) or failure to perform or comply constitutes a breach of this Agreement; or

(d)      By Seller, if Buyer shall have breached any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 6.2, which breach either (i) is not cured within forty-five (45) days following Buyer’s receipt of written notice of such breach, (ii) by its nature, cannot be cured prior to the Outside Date or (iii) by its nature, is incapable of being cured; provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Seller if Seller’s action(s) or failure to perform or comply with any covenant or other obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and such action(s) or failure to perform or comply constitutes a breach of this Agreement.

7.2          Effect of Termination. If this Agreement is terminated pursuant to Section 7.1:

(a)       All filings, applications and other submissions made pursuant to or in connection with this Agreement or the Acquisition shall, at the option of Seller, and to the extent practicable, be withdrawn from the Governmental Entity or other Person to which made;

(b)      Such termination shall be without liability of any party; provided that if such termination shall result from a Willful Breach, the breaching Party shall be fully liable for any and all Losses of any kind, character or description incurred or suffered by another Party hereto as a result of such breach; and

(c)      No other Liability or obligation under this Agreement on the part of a Party or its Affiliates, or any of its or their respective Representatives to the other Party or its Affiliates or its or their respective Representatives, except the obligations provided for in this Section 7.2, Section 5.8, Section 5.9, Section 5.13, Section 5.15, Section 5.23, ARTICLE VIII, ARTICLE IX, and the Confidentiality Agreement shall survive any such termination.

ARTICLE VIII.
SURVIVAL; INDEMNIFICATIONS

8.1          Survival of Representations and Warranties. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement and in any certificate or other instrument delivered pursuant hereto shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided that (a) the Fundamental Representations shall survive the Closing and remain in full force and effect until the date that is six (6) years after the Closing Date and (b) the representations and warranties contained in Section 3.10 (Taxes) shall survive the Closing and remain in full force and effect until the date of the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.2          Survival of Covenants. This ARTICLE VIII, Section 5.4, Section 5.8, Section 5.11, Section 5.13, Section 5.14, Section 5.15, Section 5.16, Section 5.17, Section 5.20, Section 5.23 and any related definitions in ARTICLE I or otherwise shall survive the Closing (collectively, the “Surviving Covenants”). Except for the Surviving Covenants, unless otherwise agreed by the Parties, all covenants and agreements in this Agreement to be performed prior to Closing shall automatically terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant covenant or agreement and such claims shall survive until finally resolved.

8.3          Indemnifications by Buyer. From and after Closing, subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties in connection with or relating to:

(a)      any breach or violation of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)      any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or its Affiliates (including, after the Closing, the Companies or GMMV) pursuant to this Agreement or any Related Agreement;

(c)      all or any of the Existing Surety Bonds but only to the extent such Losses arise after Closing; and

(d)      except to the extent arising out of Pre-Closing Taxes or Pre-Closing Liabilities, whether arising by reason of breach of contract or violation of Law (under common law or statute and whether enacted or adopted prior to, on or after Closing), or otherwise and whether existing, initiated or occurring or to be performed prior to, on or after the Closing: (i) the exploration, design, development, mining, extraction, refining, processing, beneficiation, care, maintenance, refurbishment, Remediation, reclamation or operations of the Project; (ii) matters related to Environmental Laws or Releases of Hazardous Materials (A) at, on, under, or from, the Project Footprint or (B) caused by, relating to or resulting from the operation of, the Sweetwater Uranium Mill, the Mineral and Real Properties, the Improvements and Tangible Personal Property, or the Project, including any obligations to perform Remediation, pay or reimburse response costs or natural resource damages or provide any and all reclamation bonds or other sureties; (iii) any post-Closing obligations to provide letters of credit, guaranties, or other agreements or business arrangements of any nature whereby any of the Companies and GMMV, or any of their respective Affiliates, is, or may be, directly or indirectly responsible for Liabilities with respect to the Project, the Sweetwater Uranium Mill, the Mineral and Real Properties, the Improvements and Tangible Personal Property; (iv) the GMMV Interests and the management of GMMV; and (v) any Third-Party Claims with respect to the foregoing.

8.4          Indemnifications by Seller. From and after Closing, subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)      any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement (other than a Fundamental Representation) or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b)      any breach or violation of the Fundamental Representations;

(c)      any breach or non-fulfillment of any Surviving Covenants by Seller or its Affiliates including, prior to the Closing Date, the Companies and GMMV;

(d)      any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or its Affiliates (including, prior to the Closing, the Companies or GMMV) pursuant to this Agreement or any Related Agreement;

(e)      any Pre-Closing Taxes; and

(f)       any Pre-Closing Liabilities.

8.5          Certain Limitations. The Party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.3 and Section 8.4 shall be subject to the following limitations:

(a)      The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.3(a) and Section 8.4(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) and Section 8.4(a) exceeds one-half percent (0.5%) of the Base Purchase Price (the “Deductible”), in which event the Indemnifying Party shall be required to pay or be liable for the portion of such Losses exceeding the Deductible.

(b)      The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.3(a) or Section 8.4(a), as the case may be, shall not exceed ten percent (10%) of the Base Purchase Price.

(c)      The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.4 shall not exceed the amount of the Purchase Price actually received by Seller.

(d)      Notwithstanding anything to the contrary contained in this Agreement, any Claim relating to fraud in connection with this Agreement or the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the limitations set forth in this Section 8.5 shall not apply.

(e)      Payments by an Indemnifying Party pursuant to Section 8.3 or Section 8.4 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(f)      IN ANY CLAIM FOR INDEMNIFICATION UNDER THIS AGREEMENT, NO PARTY SHALL BE REQUIRED TO INDEMNIFY ANY INDEMNIFIED PARTY FOR SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFIT OR REVENUE, ANY MULTIPLE OF REDUCED CASH FLOW, INTERFERENCE WITH OPERATIONS, OR LOSS OF LENDERS, INVESTORS OR BUYERS.

(g)     For the purposes of determining the amount of Loss resulting from any such breach, the determination shall, in each case, be made without references to the terms “material,” “materiality,” “material adverse effect” or other similar qualifications as to materiality contained in any such representation or warranty.

(h)      Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(i)       Seller shall not be liable under this ARTICLE VIII for any Losses based upon, arising out of or relating to any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had Knowledge of such inaccuracy or breach prior to the Closing.

8.6          Indemnification Procedures.

(a)       Third Party Claims.

(i)    As promptly as practical, but in any event within thirty (30) Business Days after receipt by an Indemnified Party of notice of a Claim by any third party with respect to which such Indemnified Party may be entitled to receive indemnification from the Indemnifying Party for any Liability, such Indemnified Party shall provide a Claim Notice to the Indemnifying Party; provided, however, that the failure to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party from Liability under this Agreement only if, and only to the extent that, such failure to provide a Claim Notice to the Indemnifying Party within the time period set forth above results in material prejudice to the Indemnifying Party with respect to such Third-Party Claim.

(ii)    The Indemnifying Party shall have the right, upon Notice delivered to the Indemnified Party within thirty (30) days after receipt of a Claim Notice, to assume the defense and control of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party may, at its option, assume and control the defense of such Third-Party Claim and employ counsel to represent or defend it in any such Third-Party Claim, and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred if (i) the Indemnifying Party declines or fails to assume the defense of the Third-Party Claim on the terms herein provided within such thirty (30) day period, (ii) the Indemnifying Party fails to diligently prosecute the defense of such Third-Party Claim, or (iii) there is an actual conflict of interest between the Indemnifying Party and the Indemnified Party that, in the reasonable belief of the Indemnified Party, precludes effective joint representation. In any Third-Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Party that has assumed defense of a Third-Party Claim, whether the Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use commercially reasonable efforts to keep the other Party reasonably apprised of the status of the defense against the Third-Party Claim and to cooperate in good faith with the other Party with respect to the defense of any such Third-Party Claim. No Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment in connection with any Third-Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the other Party, which consent may be withheld only where such Party would be materially negatively impaired by such settlement, compromise or consent to entry of judgment.

(b)      Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party providing the Indemnifying Party a Claim Notice. The failure to provide a Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Indemnifying Party shall have thirty (30) Business Days after its receipt of such Claim Notice to respond in writing to such Direct Claim. During such thirty (30) Business Days period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request, provided that under no circumstances shall Indemnifying Parties have any right to receive, be granted access to, or otherwise be granted rights as to any communications, files, documents, records or accounts that, in the reasonable belief of the Indemnified Parties, may be subject to attorney-client or other legal privileges. If the Indemnifying Party does not so respond within such thirty (30) Business Days period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c)       This Section 8.6 shall not apply in respect of any Third-Party Claims in respect of Tax matters, which claims shall be governed by the provisions of Section 5.16(d).

8.7          [RESERVED]

8.8          Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.9          Exclusive Remedies. Subject to Section 9.10, the Parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all Claims (other than Claims arising from fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for (a) the pre-Closing operation of the Project and (b) any breach of any representation or warranty or covenant set forth herein shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all Claims that it has or may have, now or in the future, against the other Party hereto and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Notwithstanding the foregoing, nothing in this ARTICLE VIII and in particular this Section 8.9 shall limit any Person’s rights under the Related Agreements to which such Person is a party.

ARTICLE IX.
MISCELLANEOUS

9.1          Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement (each a “Notice”) shall be in writing and shall be given by any of the following methods: (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; (c) facsimile or email, receipt confirmed; or (d) by a nationally recognized overnight courier service, providing proof of delivery. Notices shall be sent to the appropriate Party at its address given below (or at such other address for such Party as such Party shall specify by Notice): If to Buyer, to:

Uranium Energy Corp. 500 North Shoreline Suite 800N Corpus Christi, TX 78401 Attention: Amir Adnani, Chief Executive Officer Telephone: Email: aadnani@uraniumenergy.com with a copy (which shall not constitute notice to Buyer) to:

Holland & Hart LLP 555 17th St., Suite 3200 Denver, CO 80202

Attention:	Karol Kahalley
Stu Knight
Telephone:	(303)-668-6398
(303) 295-8059
Email:	kkahalley@hollandhart.com
sfknight@hollandhart.com
If to Seller, to:

Stephen Bourn 4700 Daybreak Parkway South Jordan, UT 84009

Attention:	Stephen Bourn
Jeff Corey
Email:	stephen.bourn@riotinto.com
jeff.corey@riotinto.com

with a copy (which shall not constitute notice to Seller) to:

Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017

Attention:	Peter Cohen-Millstein
Megan Ridley-Kaye
E-mail:	peter.cohen-millstein@hoganlovells.com
megan.ridley-kaye@hoganlovells.com

Each Notice shall be effective (i) if delivered personally when delivered at the address specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such Party), (ii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), (iii) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such Party), and written confirmation of receipt is received by the delivering Party, (iv) when delivered by email, upon sending if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (v) one (1) Business Day after being sent by a nationally recognized overnight courier service (providing proof of delivery); in all such cases if given on a Business Day during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours.

9.2          Severability. If any term, provision or portion of any provision of this Agreement or application thereof to any Person or circumstance is determined by a court of law to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions, provisions and portions of provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any Party. Such unenforceability shall not invalidate or render unenforceable such provision or portion of any provision as applied (i) to other Person or circumstances or (ii) in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Acquisition be consummated as originally contemplated to the fullest extent possible.

9.3          Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Seller may assign or otherwise Transfer, directly or indirectly, all or any portion of its rights, interests or obligations hereunder to any one or more Affiliates, but such assignment or Transfer shall not be binding upon Buyer until Notice to Buyer is given of such assignment or Transfer. Except as otherwise set forth in this Section 9.3, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, including by operation of Law or any Transfer in respect of Buyer, by any Party without the prior written consent of the other Party.

9.4          No Third-Party Beneficiaries. Except as set forth in ARTICLE VIII, this Agreement, and the Related Agreements, are exclusively for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement and the Related Agreements, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Seller, under this Agreement and the Related Agreements, and neither this Agreement nor the Related Agreements shall be deemed to confer upon or give to any other third Person any remedy, claim, liability, reimbursement, cause of action or other right.

9.5          Governing Law. This Agreement and any action arising out of or relating to the Acquisition shall in all respects, including all matters of construction, validity and performance, be governed by and construed in accordance with the Laws of the State of Delaware, excluding conflicts of law rules and principles to the extent that to do so would require or permit the application of the laws of a different jurisdiction; provided that in the event any Related Agreements or any provisions thereof, by their nature, must be governed by Laws of a jurisdiction other than the Law of the State of Delaware, such Related Agreements or portions thereof shall be governed by the Law of such jurisdiction, and provided further, that state-specific provisions in the deed of trust and provisions in the deed of trust regarding the creation, perfection and enforcement of the liens and security interests therein granted shall be governed by and construed under the Laws of the State of Wyoming.

9.6          Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and, to the extent the Court of Chancery of the State of Delaware does not have jurisdiction, any federal court located in the State of Delaware, in any controversy, action, Claim, counterclaim suit or proceeding brought by or against such Party in connection with, arising from or relating to this Agreement, the Acquisition or any document contemplated by or otherwise relating to this Agreement or the Acquisition, provided that a final judgment in any such controversy, action, claim, counterclaim suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby waives and further agrees not to assert as a defense in any such suit, action or proceeding any Claim that (a) such Party is not personally subject to the jurisdiction of any such courts, (b) the venue of the suit, action or proceeding is brought in an inconvenient forum or (c) this Agreement or the subject matter hereof may not be enforced in or by such courts. The Parties agree not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM OF ANY KIND DIRECTLY OR INDIRECTLY ARISING FROM, BROUGHT UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ACQUISITION. THE JURY TRIAL WAIVER CONTAINED IN THIS SECTION IS INTENDED TO APPLY, TO THE FULLEST EXTENT PERMITTED BY LAW, TO ANY AND ALL DISPUTES AND CONTROVERSIES THAT ARISE OUT OF OR IN ANY WAY RELATE TO ANY OR ALL OF THE MATTERS DESCRIBED IN THE PRECEDING SENTENCE, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS OF ANY KIND. THIS AGREEMENT MAY BE FILED WITH ANY COURT OF COMPETENT JURISDICTION AS EITHER PARTY’S WRITTEN CONSENT TO WAIVER OF A JURY TRIAL.

9.7          Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, “portable document format” (.pdf) form or other electronic signatures, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by facsimile or email) to the other Party. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures.

9.8          Amendment; Modification; Waiver. Neither this Agreement nor any of the terms hereof may be amended, modified, terminated or supplemented at any time except by written agreement of the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.9          Remedies. All remedies, either under this Agreement or by Law or otherwise afforded to the Parties hereunder, except as otherwise expressly set forth herein, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, Equitable Principles or otherwise.

9.10        Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance or other injunctive or equitable relief without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the Parties hereby further acknowledge and agree that prior to the Closing, each Party shall be entitled to specific performance if the other Party fails to complete the Closing if and when required to complete the Closing pursuant to Section 2.2, and to cause the Acquisition to be consummated, including to effect the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Notwithstanding anything herein to the contrary, in no event shall this Section 9.10 be used, alone or together with any other provision of this Agreement, to require Seller to remedy any breach of any representation or warranty of Seller made herein.

9.11        Cooperation with Legal Proceedings. From and after the Closing, if requested by Seller, Buyer shall cooperate with Seller in the investigation, defense or prosecution of any Legal Proceedings pending or threatened against Seller or any of Seller’s Affiliates with respect to the business of the Companies, GMMV or the Project. Without limiting the generality of the foregoing, Buyer shall make available its and the Companies’ and GMMV’s employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request. Seller shall reimburse Buyer for Buyer’s reasonable and documented out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 9.11.

9.12        Privileged Matters; Attorney Conflict Waiver.

(a)      Buyer, on behalf of itself and its Affiliates (including the Companies and GMMV following the Closing), acknowledges and agrees that each of the Companies’ and GMMV’s attorney-client privilege, attorney work-product protection and expectation of client confidence involving any proposed sale of the Companies by Seller, this Agreement or any Related Agreements or the Acquisition (but not general business matters of the Companies and GMMV) and all communications, information, and documents covered by such privilege, protection or expectation (such materials the “Privileged Materials”) shall be retained by the Companies and GMMV, but shall be controlled by Seller and may be waived only by Seller. In no event shall Buyer, the Companies or GMMV permit or cause any Privileged Materials to be used against Seller or Seller’s Affiliates in any Legal Proceeding. Buyer and Seller acknowledge and agree that the foregoing attorney-client privilege, work product protection and expectation of client confidence (i) shall not be controlled, owned, used, waived or claimed by Buyer or by any Company or GMMV upon consummation of the Closing; (ii) shall be deemed to be confidential information under this Agreement, and (iii) in the event of a dispute between Buyer or any Company or GMMV, on the one hand, and a third party, on the other hand, or any other circumstance in which a third party requests or demands that any of the Companies or GMMV produce any Privileged Materials, Buyer shall cause the Companies and GMMV to assert such attorney-client privilege or attorney-work product protection on behalf of Seller or the applicable Affiliate of Seller in order to attempt to prevent disclosure of Privileged Materials to such third party.

(b)      The Parties acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence involving matters of any of the Companies and GMMV other than those matters covered by Section 9.12(a) and arising prior to the Closing and all communications, information and documents covered by such privilege, protection or expectation shall be retained and controlled by the Companies or GMMV, and may be waived only by the applicable Company or GMMV. Buyer and Seller acknowledge and agree that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by Seller or by any of Seller’s Affiliates upon consummation of the Closing; and (ii) in the event of a dispute between Seller or any of Seller’s Affiliates, on the one hand, and a third party, on the other hand, or any other circumstance in which a third party requests or demands that any of Seller or Seller’s Affiliates produce privileged materials or attorney work-product of a Company or GMMV, Seller shall cause the applicable Affiliate of Seller to assert such attorney-client privilege or attorney-work product protection to prevent disclosure of privileged materials or attorney work-product to such third party.

(c)      Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that (i) Hogan Lovells US LLP and Parsons Behle and Latimer (collectively, “Seller’s Counsel”) may serve as counsel to Seller and Seller’s Affiliates, on the one hand, and the Companies and GMMV, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Acquisition, and that, following consummation of the Acquisition, Seller’s Counsel (or any successor) may serve as counsel to Seller and Seller’s Affiliates or any director, member, shareholder, partner, officer or employee thereof, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Acquisition notwithstanding such representation and (ii) Buyer shall not, and shall cause the Companies and GMMV not to, seek or have Seller’s Counsel (or any successor) disqualified from any such representation. Each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any of its Affiliates to consent to or waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.12(c) are intended to be for the benefit of, and shall be enforceable by, Seller’s and Seller’s Affiliates’ counsel and their legal representatives and shall not be deemed exclusive of any other rights to which Seller’s and Seller’s Affiliates’ counsel is entitled whether pursuant to Law, contract or otherwise.

9.13        Disclosure Schedules. Certain agreements and other matters are listed or described in the Exhibits, Schedules and the Disclosure Schedules for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they are not required by the terms of this Agreement to be listed in the Disclosure Schedules. In no event shall the listing of such agreements or other matters in the Exhibits, Schedules or Disclosure Schedules be deemed or interpreted to broaden or otherwise amplify either Seller’s representations and warranties, covenants or agreements expressly set forth in this Agreement, and nothing in the Exhibits, Schedules or Disclosure Schedules shall influence the construction or interpretation of any of the representations and warranties of Seller set forth in this Agreement. The headings contained in the Exhibits, Schedules and Disclosure Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Exhibits, Schedules or Disclosure Schedules or this Agreement. References to any documents contained in the Disclosure Schedules are not intended to summarize or describe such documents, but rather are for convenience only. Furthermore, the disclosure of a particular item of information in the Disclosure Schedules shall not be taken as an admission by Seller that such disclosure is required to be made under the terms of any such representation or warranty. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of any Material Contract. Any fact or item set forth in the Exhibits, Schedules or Disclosure Schedule that is required to be so set forth pursuant to a particular Section, Exhibit, Schedule or Disclosure Schedules of this Agreement shall be deemed to have been disclosed with respect to every other Section, Exhibit, Schedule or Disclosure Schedule of this Agreement if such disclosure would permit a reasonable person to find such disclosure relevant to such other Sections. The specification of any Dollar amount in the representations or warranties of Seller contained in this Agreement or the inclusion of any specific item in any Exhibit, Schedule or Disclosure Schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Exhibits, Schedules or Disclosure Schedules is or is not material for purposes of this Agreement.

9.14        Entire Agreement. This Agreement (including its Exhibits and Schedules, and the Disclosure Schedules) and the Related Agreements constitute the entire agreement among the Parties with respect to the subject matter thereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter thereof (including, after the Closing, the Confidentiality Agreement).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLER:

RIO TINTO AMERICA INC.
a Delaware corporation

By:	/s/ Stephen Bourn
Name:	Stephen Bourn
Title:	General Manager, Closure Delivery Americas

BUYER:

UEC SWEETWATER CORP.
a Delaware corporation

By:	/s/ Amir Adnani
Name:	Amir Adnani
Title:	Chief Executive Officer

[SIGNATURE PAGE - STOCK PURCHASE AGREEMENT]

EXHIBIT A - FORM OF BUYER PARENT GUARANTY

GUARANTY

This Guaranty (the “Guaranty”) made effective as of [•], 2024 is made by Uranium Energy Corp, a corporation organized under the laws of Nevada with a business address located at [•] (“Guarantor”) in favor and for the benefit of Rio Tinto America Inc., a Delaware corporation with a business address located at [•] (the “Seller”), its Affiliates and each of its and their directors, officers, employees and agents (each and severally, the “Seller Indemnified Persons”).

RECITALS

A.         Seller and UEC Sweetwater Corp., a Delaware corporation and indirect wholly owned subsidiary of Guarantor (“Buyer”), have entered into that certain Stock Purchase Agreement, dated September 20, 2024 (together with the exhibits, annexes and documents incorporated therein by reference, and as may be modified from time to time, the “Purchase Agreement”), the Related Agreements, and the documents and instalments related to the Purchase Agreement and the Related Agreements (such documents and instalments, together with the Purchase Agreement and the Related Agreements, are referred to herein as the “Transaction Documents”), pursuant to which Seller has agreed to sell all of its rights, titles and interests in and to the Shares to Buyer and Buyer has agreed to purchase the Shares and to undertake certain indemnities in favor of the Seller Indemnified Persons, all as set forth in the Purchase Agreement (collectively, the “Transaction”).

B.           Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

C.          In consideration of the Transaction Documents and the substantial direct and indirect benefits to be obtained by Guarantor and Buyer thereunder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to induce the Seller Indemnified Persons to enter into the Transaction Documents, Guarantor has agreed to guarantee all of the Liabilities and Obligations (as defined below) of Buyer, the Companies and GMMV under the Transaction Documents as set forth herein.

GUARANTY

For good and valuable consideration, Guarantor and each Seller Indemnified Person hereby agrees as follows:

1.           Guaranty. Guarantor, on behalf of itself and its permitted successors and assigns, hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Seller Indemnified Persons and their successors and assigns, the full and punctual payment and performance of all present and future obligations and liabilities (whether known or unknown, accrued, absolute, contingent, determined, determinable or otherwise, and whether to be performed, or relating to or arising from events, occurrences, actions, omissions, operations, facts, circumstances or matters occurring, existing or asserted, before, at or after the date of this Guaranty), covenants and agreements required to be observed and performed or paid or reimbursed by Buyer under or relating to the Transaction Documents, plus all costs, expenses and fees (including the reasonable fees and expenses of Seller’s counsel) in any way relating to the enforcement or protection of Seller’s rights hereunder (collectively, the “Liabilities and Obligations”) owed by Buyer and its successors and assigns to the Seller Indemnified Persons, including the indemnities in favor of the Seller Indemnified Persons under the Transaction Documents.

2.            Nature of Guaranty. Guarantor agrees that this Guaranty is an absolute, unconditional, irrevocable, present and continuing guarantee of payment and performance, not of collection, and that its obligations under this Guaranty shall be primary obligations, it being agreed by Guarantor that its obligations under this Guaranty shall not be discharged or impaired or otherwise affected, until the payment and performance in full of the Liabilities and Obligations by Buyer or Guarantor. Guarantor expressly irrevocably waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel any Seller Indemnified Person to proceed in respect of the Liabilities and Obligations against Buyer or any other party or against any security for the payment and performance of the Liabilities and Obligations before proceeding against, or as a condition to proceeding against, Guarantor. In no event shall any Seller Indemnified Person have any obligation (although it is entitled, at its option) to proceed against Buyer before seeking satisfaction from Guarantor. Each Seller Indemnified Person may proceed under the Transaction Documents, prior or subsequent to, or simultaneously with, the enforcement of such Seller Indemnified Person’s rights hereunder. In enforcing their rights under this Guaranty, the Seller Indemnified Persons may proceed jointly or severally.

3.            Acknowledgements. Guarantor further acknowledges and agrees as follows:

(a)      Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all presently existing and future Liabilities and Obligations, until the complete, irrevocable and indefeasible payment and performance in full of the Liabilities and Obligations.

(b)      This Guaranty is a guaranty of payment and performance and not of collection. Seller Indemnified Persons shall not be obligated to enforce or exhaust its remedies against Buyer or under the underlying Agreement before proceeding to enforce this Guaranty.

(c)      This Guaranty is a direct guaranty and independent of the obligations of Buyer under the underlying Agreement. Any Seller Indemnified Person may resort to Guarantor for payment and performance of the Liabilities and Obligations whether or not such Seller Indemnified Person shall have resorted to any collateral therefor or shall have proceeded against Buyer or any other guarantors with respect to the Liabilities and Obligations. Any Seller Indemnified Person may, at such Seller Indemnified Person’s option, proceed against Guarantor and Buyer, jointly and severally, or against Guarantor only without having obtained a judgment against Buyer.

(d)     Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Liabilities and Obligations and this Guaranty and any requirement that Seller Indemnified Persons protect, secure, perfect or insure any lien or any property subject thereto.

4.            Waiver. Guarantor unconditionally waives, to the fullest extent permitted by law, any defenses to enforcement it may have (now or in the future) by reason of:

(a)          notice of any matters described herein;

(b)          all notices which may be required by statute, rule or law to preserve intact any rights against Guarantor, including any demand, presentment and protest, proof of notice of nonpayment under the Transaction Documents and notice of default or any failure of Buyer and its Affiliates and its and their successors and assigns to perform or comply with any term, covenant or condition of the Transaction Documents;

(c)          any requirement of diligence or to exhaust any remedies or to mitigate damages resulting from default under the Transaction Documents;

(d)          any defense based on any statute of limitations;

(e)          any illegality, invalidity or unenforceability of any of the Liabilities and Obligations or the Purchase Agreement or any related agreement or instrument, or any law, regulation, decree or order of any jurisdiction or any other event affecting any term of the Liabilities and Obligations;

(f)          any change in the time, place or manner of payment or performance of, or in any other term of the Liabilities and Obligations, or any rescission, waiver, release, assignment, amendment or other modification of the Purchase Agreement;

(g)         any taking, exchange, substitution, release, impairment, amendment, waiver, modification or non-perfection of any collateral or any other guaranty for the Liabilities and Obligations, or any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Liabilities and Obligations;

(h)          any default, failure or delay, willful or otherwise, in the performance of the Liabilities and Obligations;

(i)           any change, restructuring or termination of the corporate structure, ownership or existence of Guarantor or Buyer or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or its assets or any resulting restructuring, release or discharge of any Liabilities and Obligations;

(j)          any failure of a Seller Indemnified Person to disclose to Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Buyer now or hereafter known to a Seller Indemnified Person, Guarantor waiving any duty of any Seller Indemnified Person to disclose such information;

(k)          the failure of any other guarantor or third party to execute or deliver this Guaranty or any other guaranty or agreement, or the release or reduction of liability of Guarantor or any other guarantor or surety with respect to the Liabilities and Obligations;

(l)           the failure of any Seller Indemnified Person to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Transaction Document or otherwise;

(m)         the existence of any claim, set-off, counterclaim, recoupment or other rights that Guarantor or Buyer may have against any Seller Indemnified Person (other than a defense of payment or performance); and

(n)          any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against Guarantor.

5.           Benefit. Each Seller Indemnified Person in its sole discretion, may, without any prejudice to its rights under this Guaranty, at any time or times, without notice to or the consent of Guarantor, agree to waive, modify or amend the Liabilities and Obligations under the Transaction Documents or any of them. The provisions of this Guaranty are for the benefit of each of the Seller Indemnified Persons, or nothing herein contained shall impair, as between Buyer and any of the Seller Indemnified Persons, the obligations of Buyer under the Transaction Documents.

6.           Subrogation. Guarantor waives and shall not exercise any rights that it may acquire by way of subrogation, contribution, reimbursement or indemnification for payments made under this Guaranty until all Liabilities and Obligations shall have been indefeasibly paid and discharged in full.

7.          Continued Effectiveness. This Guaranty shall remain in full force and effect and continue to be effective, or be reinstated, as the case may be, in the event any petition is filed by or against Buyer or Guarantor for dissolution, liquidation or reorganization; in the event Buyer or Guarantor becomes insolvent or makes an assignment for the benefit of creditors; in the event a receiver or trustee is appointed for all or any significant part of Buyer or Guarantor’s assets; and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Liabilities and Obligations, or any part hereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by the Seller Indemnified Persons or any of them, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Liabilities and Obligations shall be reinstated and deemed reduced only by such amount paid or performed and not so rescinded, reduced, restored or returned. For the avoidance of doubt, this Guaranty shall remain in full force and effect and continue to be effective, or be reinstated, as the case may be, notwithstanding any transactions contemplated by Section 5.4(g) (or any successor provision thereto) of the Purchase Agreement.

8.            Credit Events. During the period that this Guaranty remains in force and effect:

(a)      Guarantor shall not directly or indirectly, through one or a series of transactions, sell all or substantially all of its assets unless a replacement Guaranty is provided to the Seller Indemnified Persons at least as protective as the present instrument.

(b)     Guarantor shall not directly or indirectly, through one or a series of transactions, enter into any merger, consolidation, amalgamation, restructuring, recapitalization, exchange or other arrangement (collectively, “Reorganization”), unless, upon completion of any such Reorganization, the resulting Person (whether or not the resulting Person is the Guarantor) assumes in writing in favor of each Seller Indemnified Person, all Liabilities and Obligations under this Guaranty.

9.            Miscellaneous.

(a)      Representations and Warranties. To induce the Seller Indemnified Persons to enter into the Transaction Documents, Guarantor hereby represents and warrants to each Seller Indemnified Person as of the date hereof that:

(i)    Organization. Guarantor is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation.

(ii)    Authority. Guarantor possesses full corporate power and authority to execute, deliver and perform this Guaranty and to guarantee the Liabilities and Obligations in accordance with the provisions hereof. The execution and delivery of this Guaranty has been duly authorized by all requisite corporate action on the part of Guarantor. This Guaranty has been duly and validly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of each of Guarantor, enforceable against Guarantor in accordance with its terms.

(iii)    No Violation. The execution and delivery of this Guaranty by Guarantor and the performance by Guarantor under this Guaranty do not (a) violate any provision of Guarantor’s certificate of incorporation or by-laws or, (b) violate, in any material respect, any law or regulation of any Governmental Entity, (c) violate any order, judgment, or decree to which Guarantor or any of its assets may be subject, (d) require any consent or approval of, or filing with, any Governmental Entity which has not been obtained, or (e) result in a material breach of any provision of, or require the consent or approval of any third party which has not been obtained under, the terms of any material contract or agreement to which Guarantor is a party.

(iv)    Solvency. Guarantor is currently solvent and will not be rendered insolvent by providing this Guaranty.

(b)      Successors and Assignment. This Guaranty shall inure to the benefit of each Seller Indemnified Person and its successors and assigns and shall be binding on Guarantor and its successors and permitted assigns. Guarantor shall not assign, delegate or otherwise transfer its obligations hereunder, in whole or in part, without the prior written consent of Seller (which may be given or withheld in Seller’s sole discretion) and any attempt to so transfer in violation of the foregoing shall be null and void ab initio. Guarantor acknowledges and agrees that each Seller Indemnified Person may assign its rights hereunder to any of its Affiliates.

(c)      Headings. The section headings contained in this Guaranty are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Guaranty.

(d)      Notices. All notices, requests, consents, demands, claims, and other communications hereunder will be in writing. Any notice, request, consent, demand, claim, or other communication hereunder shall be deemed duly given if (and then three (3) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller Indemnified Persons:

Rio Tinto America Inc. Stephen Bourn 4700 Daybreak Parkway South Jordan, UT 84009

Attention:	Stephen Bourn
Jeff Corey
Email:	stephen.bourn@riotinto.com
jeff.corey@riotinto.com

with a copy (which shall not constitute notice to Seller Indemnified Persons) to:

Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017

Attention: Peter Cohen-Millstein Megan Ridley-Kaye E-mail: peter.cohen-millstein@hoganlovells.com megan.ridley-kaye@hoganlovells.com

If to Guarantor:

Uranium Energy Corp. 500 North Shoreline Suite 800N Corpus Christi, TX 78401

Attention: Amir Adnani, Chief Executive Officer Telephone: 604-682-9775

Email: aadnani@uraniumenergy.com

With a copy to:

Holland & Hart LLP

555 Seventeenth St.

Suite 500

Denver, CO 80111

Attention: Karol L. Kahalley

Telephone: 303-290-1060

Email: kkahalley@hollandhart.com and

and

Attention: Stu Knight

Telephone: 303-295-8059

Email: sfknight@hollandhart.com

Any notice, request, demand, claim, or other communication hereunder may be sent to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Guarantor’s and Seller’s respective addresses set forth in this Section may be changed by written notice given to the other party in accordance with this Section.

(e)      Governing Law. This Guaranty shall in all respects, including all matters of construction, validity and performance, be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, provided in the event any Related Agreements or any provisions thereof, by their nature, must be governed by Laws of a jurisdiction other than the Law of the State of Delaware, such Related Agreements or portions thereof shall be governed by the Law of such jurisdiction.

(f)      Consent to Jurisdiction. Guarantor and, by its acceptance of this Guaranty, each Seller Indemnified Person hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and, to the extent the Court of Chancery of the State of Delaware does not have jurisdiction, any federal court located in the State of Delaware, in any controversy, action, claim, counterclaim suit or proceeding brought by or against such Party in connection with, arising from or relating to this Agreement, the Acquisition or any document contemplated by or otherwise relating to this Agreement or the Acquisition, provided that a final judgment in any such controversy, action, claim, counterclaim suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby waives and further agrees not to assert as a defense in any such suit, action or proceeding any Claim that (a) such Party is not personally subject to the jurisdiction of any such courts, (b) the venue of the suit, action or proceeding is brought in an inconvenient forum or (c) this Agreement or the subject matter hereof may not be enforced in or by such courts. The Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.

(g)     WAIVER OF RIGHT TO JURY TRIAL. GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, EACH SELLER INDEMNIFIED PERSON, IRREVOCABLY WAIVES ALL RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT, OR PROCEEDING OF ANY KIND DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY RELATING TO THIS GUARANTY OR ANY OF THE OBLIGATIONS HEREUNDER. THE JURY TRIAL WAIVER CONTAINED IN THIS SECTION IS INTENDED TO APPLY, TO THE FULLEST EXTENT PERMITTED BY LAW, TO ANY AND ALL DISPUTES AND CONTROVERSIES THAT ARISE OUT OF OR IN ANY WAY RELATE TO ANY OR ALL OF THE MATTERS DESCRIBED IN THE PRECEDING SENTENCE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS OF ANY KIND. THIS GUARANTY MAY BE FILED WITH ANY COURT OF COMPETENT JURISDICTION AS GUARANTOR AND SELLER’S WRITTEN CONSENT TO GUARANTOR AND SELLER’S WAIVER OF A JURY TRIAL.

(h)     Amendments and Waivers. No amendment or waiver of any provision of this Guaranty shall be valid unless the same shall be in writing and signed by Guarantor and Seller. No waiver by any Seller Indemnified Person of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i)       Severability. Any term or provision of this Guaranty that is to any extent determined by any final decision of a court of a competent jurisdiction to be invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)     Construction. Guarantor and each Seller Indemnified Person have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by Guarantor and the Seller Indemnified Persons and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Guaranty. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

10.          Authority. For all purposes under this Guaranty, each Seller Indemnified Person has designated Seller as its true and lawful attorney to take all actions, to sign all documents (including this Guaranty), to provide all consents and to assert all claims under this Guaranty, and otherwise to take any and all actions on their behalf that may arise in connection with this Guaranty.

11.          Entire Agreement. This Guaranty (including the Transaction Documents referred to herein), constitutes the entire agreement between Guarantor and each Seller Indemnified Person relating to the Transaction and supersedes any other prior understandings, agreements, or representations, oral or written, made by or among the Guarantor or any Seller Indemnified Person, written or oral, to the extent they have related in any way to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty to be effective as of the day and year first above written.

GUARANTOR:

URANIUM ENERGY CORP.

By:
Name:
Title:

ATTEST:

I,                             , in my capacity as [Secretary] of                                 , hereby certify that (i)                              is the duly elected, qualified and acting                       , (ii)                                              is the duty elected, qualified and acting                                  and that (iii) the signatures appearing above are the genuine signatures of each person.

By:

Title, Secretary:

Agreed and acknowledged as of this            day of          , 2024.

RIO TINTO AMERICA INC. on behalf of itself and each Seller Indemnified Person:

By:

Name:

Title:

EXHIBIT B - PURCHASE PRICE ALLOCATION–

The Purchase Price (and any other amounts treated as consideration for U.S. federal income Tax purposes) shall be allocated 50% to the KUC Share and 50% to the WCRC Share; provided that this allocation shall be adjusted, to the extent necessary, to take into account the effects of any settlement pursuant to Section 5.19 of Intercompany Balances on the fair market value of KUC’s or WCRC’s respective interests in GMMV or the fair market value of the KUC Share or the WCRC Share, respectively; provided further that Buyer agrees that the Closure Liabilities shall be treated as a liability of GMMV for U.S. federal income Tax purposes and shall not be treated as consideration for U.S. federal income Tax purposes with respect to the KUC Share and the WCRC Share to the extent the Closure Liabilities are not properly treated as a “§ 1.752-1 liability” as defined in Treasury Regulations Section 1.752-1(a)(4)(i) as of the Closing.

100% of the consideration allocable to the KUC Share shall be allocated to KUC’s interest in GMMV, and 100% of the consideration allocable to the WCRC Share shall be allocated to WCRC’s interest in GMMV.